EXHIBIT 10.2

$1,300,000,000

TERM LOAN AGREEMENT

Dated as of March 16, 2015

among

HARRIS CORPORATION

as Borrower

THE LENDERS FROM TIME TO TIME PARTY HERETO

MORGAN STANLEY SENIOR FUNDING, INC.

as Administrative Agent

MORGAN STANLEY SENIOR FUNDING, INC., BANK OF AMERICA, N.A., SUNTRUST

ROBINSON HUMPHREY, INC., WELLS FARGO SECURITIES, LLC and HSBC BANK USA,

NATIONAL ASSOCIATION

as Joint Lead Arrangers and Joint Bookrunners

MORGAN STANLEY SENIOR FUNDING, INC., BANK OF AMERICA, N.A., SUNTRUST

BANK, WELLS FARGO BANK, NATIONAL ASSOCIATION and HSBC BANK USA,

NATIONAL ASSOCIATION

as Co-Syndication Agents

CITIBANK, N.A.

as Documentation Agent

and

TD BANK, N.A. and THE BANK OF NOVA SCOTIA

as Co-Managing Agents

i

5.10	Taxes	38
5.11	Intellectual Property; License, Etc.	38
5.12	Disclosure	38
5.13	Solvency	38
5.14	Anti-Money Laundering Laws/Patriot Act	38
5.15	Sanctions	38
5.16	FCPA	39

ARTICLE VI	AFFIRMATIVE COVENANTS	39
6.01	Reporting Requirements	39
6.02	Corporate Existence	40
6.03	Compliance with Laws, Etc.	41
6.04	Certificates	41
6.05	Covenant to Secure Obligations Equally	41
6.06	Maintenance of Properties	41
6.07	Maintenance of Insurance	41
6.08	Taxes and Other Claims	41
6.09	Environmental Laws	42
6.10	Books and Records	42
6.11	Compliance with ERISA	42
6.12	Visitation, Inspection, Etc.	42
6.13	Sanctions, Export Controls, Anti-Corruption Laws and Anti-Money Laundering Laws	43
6.14	Subsidiary Guarantee	43

ARTICLE VII	NEGATIVE COVENANTS	43
7.01	Liens	43
7.02	Merger, Consolidation and Sale of Assets	46
7.03	Sale and Leaseback	46
7.04	Certain Investments	47
7.05	Use of Proceeds	47
7.06	Consolidated Total Indebtedness to Total Capital	47
7.07	Restrictive Agreements	47
7.08	Hedging Transactions	47
7.09	Unrestricted Subsidiary Investment	48

ARTICLE VIII	EVENTS OF DEFAULT AND REMEDIES	48

ARTICLE IX	ADMINISTRATIVE AGENT	50
9.01	Appointment and Authorization of Administrative Agent	50
9.02	Delegation of Duties	51
9.03	Liability of Administrative Agent	51
9.04	Reliance by Administrative Agent	51
9.05	Notice of Default	52
9.06	Credit Decision; Disclosure of Information by Administrative Agent	52
9.07	Indemnification of Administrative Agent	52
9.08	Administrative Agent in its Individual Capacity	53
9.09	Successor Administrative Agent	53
9.10	Other Agents, Arrangers	54
9.11	Withholding Tax	54
9.12	Administrative Agent May File Proofs of Claim	54

ii

ARTICLE X	MISCELLANEOUS	55
10.01	Amendments, Etc.	55
10.02	Notices and Other Communications; Facsimile Copies; General	56
10.03	No Waiver; Cumulative Remedies	57
10.04	Attorney Costs, Expenses and Taxes	57
10.05	Indemnification by the Borrower	58
10.06	Payments Set Aside	58
10.07	Successors and Assigns	59
10.08	Confidentiality	61
10.09	Set-off	62
10.10	Interest Rate Limitation	62
10.11	Counterparts	62
10.12	Integration	63
10.13	Survival of Representations and Warranties	63
10.14	Severability	63
10.15	Removal and Replacement of Lenders	63
10.16	Governing Law	64
10.17	Waiver of Right to Trial by Jury	64
10.18	Waiver of Right to Consequential Damages	65
10.19	ENTIRE AGREEMENT	65
10.20	Patriot Act Notice	65
10.21	Unrestricted Subsidiaries	65
10.22	No Advisory or Fiduciary Responsibility	65

iii

SCHEDULES

I	Pricing Schedule
2.01	Commitments
5.06	Litigation
10.02	Eurodollar and Domestic Lending Offices, Addresses for Notices

EXHIBITS

A	Form of Loan Notice
B	Form of Solvency Certificate
C	Form of Assignment and Acceptance
D	Form of Compliance Certificate
E	Form of Guarantee
F-1	Form of U.S. Tax Compliance Certificate (For Foreign Person Recipients That Are Not Partnerships for U.S. Federal Income Tax Purposes)
F-2	Form of U.S. Tax Compliance Certificate (For Foreign Person Participant Recipients That Are Not Partnerships for U.S. Federal Income Tax Purposes)
F-3	Form of U.S. Tax Compliance Certificate (For Foreign Person Participants That Are Partnerships for U.S. Federal Income Tax Purposes)
F-4	Form of U.S. Tax Compliance Certificate (For Foreign Person Recipients That Are Partnerships for U.S. Federal Income Tax Purposes)

i

TERM LOAN AGREEMENT

This TERM LOAN AGREEMENT (this “Agreement”) is made and entered into as of March 16, 2015, by and among HARRIS CORPORATION, a Delaware corporation (the “Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and MORGAN STANLEY SENIOR FUNDING, INC., in its capacity as administrative agent for the Lenders (the “Administrative Agent”).

W I T N E S S E T H:

WHEREAS, the Borrower has requested that the Lenders provide a $1,300,000,000 term loan facility to the Borrower;

WHEREAS, subject to the terms and conditions of this Agreement, the Lenders, to the extent of their respective Commitments as defined herein, are willing severally to make the requested term loans to the Borrower.

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“3-Year Tranche Commitment “ means, as to each 3-Year Tranche Lender, its commitment to make 3-Year Tranche Loans to the Borrower pursuant to Section 2.01 in an aggregate principal amount at any time outstanding not to exceed the amount set forth opposite such 3-Year Tranche Lender’s name on Schedule 2.01, as such commitment may be reduced or adjusted in accordance with this Agreement. The initial amount of each 3-Year Tranche Lender’s 3-Year Tranche Commitment is set forth on Schedule 2.01, or in the Assignment and Acceptance pursuant to which such 3-Year Tranche Lender shall have assumed its 3-Year Tranche Commitment, as applicable. As of the date hereof, the aggregate amount of 3-Year Tranche Commitment is $650,000,000.

“3-Year Tranche Lender” means, as of any date of determination, a Lender having a 3-Year Tranche Commitment or holding a 3-Year Tranche Loan.

“3-Year Tranche Loans” means the term loans made by the 3-Year Tranche Lenders to the Borrower pursuant to this Agreement.

“5-Year Tranche Commitment” means, as to each 5-Year Tranche Lender, its commitment to make 5-Year Tranche Loans to the Borrower pursuant to Section 2.01 in an aggregate principal amount at any time outstanding not to exceed the amount set forth opposite such 5-Year Tranche Lender’s name on Schedule 2.01, as such commitment may be reduced or adjusted in accordance with this Agreement. The initial amount of each 5-Year Tranche Lender’s 5-Year Tranche Commitment is set forth on Schedule 2.01, or in the Assignment and Acceptance pursuant to which such 5-Year Tranche Lender shall have assumed its 5-Year Tranche Commitment, as applicable. As of the date hereof, the aggregate amount of 5-Year Tranche Commitments is $650,000,000.

“5-Year Tranche Lender” means, as of any date of determination, a Lender having a 5-Year Tranche Commitment or holding a 5-Year Tranche Loan.

“5-Year Tranche Loans” means the term loans made by the 5-Year Tranche Lenders to the Borrower pursuant to this Agreement.

“Acquired Business” means Exelis, together with its Subsidiaries.

“Acquired Business Material Adverse Effect” means any event, change, effect, development, state of facts, condition, circumstance or occurrence that has a material adverse effect on the financial condition, properties, assets, liabilities, business or results of operations of Exelis and its Subsidiaries, as the case may be, taken as a whole; provided, however, that none of the following, or the direct results thereof, shall constitute an Acquired Business Material Adverse Effect: (a) changes in the economy or financial markets generally in the United States; (b) changes that are the result of factors generally affecting the industries in which the Acquired Business operates; (c) changes in GAAP or in any Law of general applicability after the date of the Acquisition Agreement; (d) a decline in the price, or a change in the trading volume, of the Shares; (provided, however, that the exception in this clause (d) shall not apply to the underlying causes giving rise to or contributing to any such decline or change and shall not prevent any of such underlying causes from being taken into account in determining whether an Acquired Business Material Adverse Effect has occurred or would be reasonably likely to occur unless otherwise excluded pursuant to any of the other clauses of this definition); (e) the failure to meet internal or analysts’ expectations or projections for results of operations (provided, however, that the exception in this clause (e) shall not apply to the underlying causes giving rise to or contributing to any such failure and shall not prevent any of such underlying causes from being taken into account in determining whether an Acquired Business Material Adverse Effect has occurred or would be reasonably likely to occur unless otherwise excluded pursuant to any of the other clauses of this definition); (f) acts of war, insurrection, sabotage or terrorism (or the escalation of the foregoing), or any weather-related or other force majeure event or natural disaster; (g) the execution, delivery, announcement or pendency of the Acquisition Agreement or the consummation of the Transactions (as defined in the Acquisition Agreement) (including the impact thereof on the relationships, contractual or otherwise, of Exelis or any of its Subsidiaries with employees, customers, suppliers or business partners) (provided that the exception in this clause (g) shall not apply to any representations and warranties contained in Article V of the Acquisition Agreement that address the consequences from the execution, delivery, announcement or pendency of the Acquisition Agreement or the consummation of the Transactions (as defined in the Acquisition Agreement)); or (h) actions (or omissions) of Exelis and its Subsidiaries taken as expressly required to comply with the terms of the Acquisition Agreement (provided that the exception in this clause (h) shall not apply to any obligation to operate in the ordinary course of business or any similar provisions in the Acquisition Agreement); provided further, that with respect to clauses (a), (b), (c) and (f) above, such event, change, effect, development, state of facts, condition, circumstance or occurrence shall be taken into account to the extent it has a disproportionately adverse effect on Exelis and its Subsidiaries, taken as a whole, compared to other companies operating in the industry in which Exelis and its Subsidiaries operate. In this definition (i) each reference to the “Acquisition Agreement” shall mean the Acquisition Agreement as in effect on February 5, 2015 and (ii) each capitalized term which is not defined in any other provision of this Agreement shall have the meaning given to such term in the Acquisition Agreement.

“Acquisition” means the acquisition of (a) a controlling equity interest in another Person (including the purchase of an option, warrant or convertible or similar type security to acquire such a controlling interest at the time it becomes exercisable by the holder thereof), whether by purchase of such equity interest or upon exercise of an option or warrant for, or conversion of securities into, such equity interest, or (b) assets of another Person which constitute all or substantially all of the assets of such Person or a line or lines of business conducted by such Person.

“Acquisition Agreement” means the Agreement and Plan of Merger, dated as of February 5, 2015, among the Borrower, MergerCo. and Exelis.

“Acquisition Agreement Representations” means the representations and warranties made on or behalf of or related to the Acquired Business in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that the Borrower (or its applicable Subsidiary) has the right to terminate its obligation to consummate the Exelis Acquisition under the Acquisition Agreement or the right not to consummate the Exelis Acquisition pursuant to the Acquisition Agreement as a result of a breach of such representations and warranties.

“Administrative Agent” has the meaning specified in the preamble hereof.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” shall mean, with respect to each Lender, an administrative questionnaire in the form provided by the Administrative Agent and submitted to the Administrative Agent duly completed by such Lender.

“Affiliate” means, as to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. A Person shall be deemed to be “controlled by” any other Person if such other Person possesses, directly or indirectly, power (a) to vote 10% or more of the securities having ordinary voting power for the election of directors or managing general partners; or (b) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Agent-Related Persons” means the Administrative Agent (including any successor administrative agent), together with its Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

“Agreement” has the meaning set forth in the first paragraph hereof.

“Anti-Corruption Laws” has the meaning set forth in Section 5.16.

“Anti-Money Laundering Laws” has the meaning set forth in Section 5.14.

“Anti-Terrorism Order” shall mean Executive Order 13224, signed by President George W. Bush on September 23, 2001.

“Applicable Rate” means, for any Type of Loan at any time, the percentage rate per annum which is applicable at such time with respect to Loans of such Type by reference to the then applicable Senior Debt Ratings of the Borrower as set forth in the Pricing Schedule.

“Approved Fund” has the meaning set forth in Section 10.07(i).

“Arrangers” means MSSF, Bank of America, N.A., SunTrust Robinson Humphrey, Inc., Wells Fargo Securities, LLC and HSBC Bank USA, National Association in their capacities as joint lead arrangers and joint bookrunners with respect to the financing hereunder.

“Assignment and Acceptance” means an Assignment and Acceptance substantially in the form of Exhibit C.

“Attorney Costs” means and includes all reasonable fees and disbursements of any law firm or other external counsel and all reasonable disbursements of internal counsel.

“Attributable Indebtedness” means, on any date, in respect of any Synthetic Lease Obligation, the capitalized amount of any remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

“Audited Financial Statements” means the audited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ended June 27, 2014, and the related consolidated statements of income and cash flows for such fiscal year.

“Base Rate” means for any day, a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate from time to time plus 0.50%, (b) the rate of interest per annum from time to time published in the “Money Rates” section of The Wall Street Journal as being the “Prime Lending Rate” or, if more than one rate is published as the Prime Lending Rate, then the highest of such rates (the “Prime Rate”) (each change in the Prime Rate to be effective as of the date of publication in The Wall Street Journal of a “Prime Lending Rate” that is different from that published on the preceding domestic business day); provided, that in the event that The Wall Street Journal shall, for any reason, fail or cease to publish the Prime Lending Rate, the Administrative Agent shall choose a reasonably comparable index or source to use as the basis for the Prime Lending Rate and (c) the Eurodollar Rate determined on a daily basis for an Interest Period of one month plus 100 basis points. Each change in any interest rate provided for herein based upon the Base Rate resulting from a change in the Prime Lending Rate, the federal funds effective rate or the Eurodollar Rate shall take effect at the time of such change in the Prime Lending Rate, the federal funds effective rate, or the Eurodollar Rate, respectively.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” has the meaning set forth in the introductory paragraph hereto.

“Borrowing” means Loans of the same Class and Type, made, converted or continued on the same date to the same Borrower and, in the case of Eurodollar Rate Loans, as to which a single Interest Period is in effect.

“Bridge Loan Agreement” means the $2,100,000,000 364-day bridge term loan agreement dated as of the date hereof among the Borrower, the lenders party thereto and MSSF, as administrative agent.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks are authorized or required by law to remain closed in the state where the Administrative Agent’s Office is located; provided that, when used in connection with a Eurodollar Rate Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in deposits in Dollars in London, England and in the interbank or other market used to determine the interest rate thereon.

“Calculation Date” shall mean the last Business Day of each calendar quarter.

“CFC” means a “controlled foreign corporation” within the meaning of Section 957(a) of the Code.

“Change in Law” shall mean (a) the adoption of any applicable law, rule or regulation after the date of this Agreement, (b) any change in any applicable law, rule or regulation, or any change in the interpretation, implementation or application thereof, by any Governmental Authority after the date of this Agreement, or (c) compliance by any Lender (or its applicable Lending Office) (or, for purposes of Section 3.04, by the Parent Company of such Lender, if applicable) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided, that for purposes of this Agreement, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means, with respect to any Person, an event or series of events by which:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, or any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that such a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 25% or more of the equity securities of such Person entitled to vote for members of the board of directors or equivalent governing body on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or

(b) during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of such Person cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or a duly authorized committee of such board or governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body. For purposes of determining a majority of the members of the board of directors or other equivalent governing body, vacant seats shall not be included.

“Class”, when used in reference to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are 3-Year Tranche Loans or 5-Year Tranche Loans and (b) any Commitment, refers to whether such Commitment is a 3-Year Tranche Commitment or 5-Year Tranche Commitment.

“Closing Date” means the first date all the conditions precedent in Section 4.02 are satisfied or waived in accordance with Section 10.01.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any regulations promulgated thereunder.

“Commitment” means, as to each Lender, such Lender’s 3-Year Tranche Commitment or 5-Year Tranche Commitment, as applicable. The initial amount of the Total Commitment is $1,300,000,000.

“Commitment Fees” has the meaning set forth in Section 2.08(a).

“Commitment Termination Date” means August 5, 2015; provided that to the extent that pursuant to Section 9.2(a) of the Acquisition Agreement (as of February 5, 2015) the “Termination Date” (as defined therein) is extended to November 5, 2015, the Commitment Termination Date shall be automatically extended to November 5, 2015 (and the Borrower shall provide prompt written notice of such extension to the Administrative Agent, but such notice shall not be a condition to such automatic extension).

“Commonly Controlled Entity” means an entity, whether or not incorporated, which is under common control with the Borrower within the meaning of Section 4001 of ERISA or, solely for purposes of Section 412 and Section 430 of the Code, is part of a group which includes the Borrower and which is treated as a single employer under Section 414 of the Code.

“Compensation Period” has the meaning set forth in Section 2.11(d)(ii).

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Consolidated EBIT” means, for any period, for the Borrower and its Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP, an amount equal to the sum of (a) Consolidated Net Income for such period plus (b) to the extent deducted in determining Consolidated Net Income for such period, (i) Consolidated Interest Charges, (ii) income tax expense determined on a consolidated basis in accordance with GAAP, (iii) other non-cash losses or deductions (including purchased in-process research and development, impairment charges, expensing of stock options or stock awards, write-offs or restructuring charges), but excluding all depreciation and amortization and (iv) fees, costs, write-offs and other expenses associated with any Acquisition.

“Consolidated Interest Charges” means, for any period, for the Borrower and its Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP, the sum of (i) total interest expense with respect to Debt including, without limitation, the interest component of any payments in respect of capital leases capitalized or expensed during such period (whether or not actually paid during such period) plus (ii) the net amount payable (or minus the net amount receivable) with respect to Hedging Arrangements during such period (whether or not actually paid or received during such period).

“Consolidated Net Income” means, for any period, for the Borrower and its Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP, the net income (or loss) of the Borrower and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, but excluding therefrom (to the extent otherwise included therein) (a) any non-cash extraordinary gains or losses, (b) any gains attributable to write-ups of assets, (c) any equity interest of the Borrower or any Restricted Subsidiary in the unremitted earnings of any Person that is not a Subsidiary, and (d) any net income (or loss) attributable to an Unrestricted Subsidiary.

“Consolidated Total Assets” means, at any time, the total consolidated assets of the Borrower and its Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP, as reflected on the Borrower’s consolidated balance sheet as of the last day of the fiscal quarter ending on or before the date of determination, after eliminating all amounts properly attributable to minority interests, if any, in the stock and surplus of Restricted Subsidiaries.

“Consolidated Total Indebtedness” means, at any time, without duplication, the sum of (a) all amounts which would be included as Debt of the Borrower and its Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP at such time, plus (b) the amount of Attributable Indebtedness of the Borrower and its Restricted Subsidiaries at such time.

“Debt” means, as to any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services in respect of which such Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which such Person otherwise assures a creditor against loss, (other than current liabilities incurred in the ordinary course of business and payable in accordance with customary practices) or which is evidenced by a note, bond, debenture or similar instrument, (b) all obligations of such Person under any lease of property, real or personal, the obligations of the lessee in respect of which are required in accordance with GAAP to be capitalized on a balance sheet of the lessee and (c) all Synthetic Lease Obligations.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States of America or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to (a) with respect to Base Rate Loans, the Base Rate plus the Applicable Rate applicable to Base Rate Loans plus 2% per annum, (b) with respect to Eurodollar Rate Loans, the applicable Eurodollar Rate plus the Applicable Rate applicable to Eurodollar Rate Loans plus 2% per annum; provided, however, that for any Eurodollar Rate Loans, at the end of the applicable Interest Period, interest shall accrue at the Base Rate plus 2% per annum and (c) with respect to all other amounts, the interest rate then applicable hereunder to Base Rate Loans plus 2% per annum.

“Defaulting Lender” shall mean, at any time, (a) any Lender that has failed to comply with its obligations under this Agreement to make a Loan or to make any other payment due hereunder (each a “funding obligation”), unless such Lender has notified the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s reasonable determination that one or more conditions precedent to funding has not been satisfied (which conditions precedent will be specifically identified in such writing, including a description of any Default or Event of Default that is asserted to be the cause of the conditions precedent not being satisfied), (b) any Lender that has notified the Administrative Agent in writing, or has stated publicly, that it does not intend to comply with any such funding obligation hereunder, unless such writing or public statement states that such position is based on such Lender’s reasonable determination that one or more conditions precedent to funding cannot be satisfied (which conditions precedent will be specifically identified in such writing or otherwise communicated to the Administrative Agent following such statement, including a description of any Default or Event of Default that is asserted to be the cause of the conditions precedent not being satisfied), (c) any Lender that has, for three or more Business Days after written request of the Administrative Agent or the Borrower, failed to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender will cease to be a Defaulting Lender pursuant to this clause (c) upon the Administrative Agent’s and the Borrower’s receipt of such written confirmation), or (d) any Lender with respect to which a Lender Insolvency Event has occurred and is continuing. Any determination by the Administrative Agent that a Lender is a Defaulting Lender will be conclusive and binding, absent manifest error, and such Lender shall be deemed to be a Defaulting Lender upon notification of such determination by the Administrative Agent to the Borrower and the Lenders.

“Disqualified Institution” means (a) competitors of the Borrower or its Subsidiaries or the Acquired Business or its Subsidiaries, identified in writing by the Borrower to the Administrative Agent from time to time (it being understood that notwithstanding anything herein to the contrary, in no event shall a supplement apply retroactively to disqualify any parties that have previously acquired an assignment or participation interest hereunder that is otherwise permitted hereunder, but upon the effectiveness of such designation, any such Person may not acquire any additional Commitments, Loans or participations), (b) such other Persons identified in writing by the Borrower to the Administrative Agent on or prior to February 5, 2015 and (c) Affiliates of the Persons identified pursuant to clauses (a) or (b) that are either clearly identifiable by name or identified by the Borrower to the Administrative Agent.

“Divestiture” has the meaning set forth in Section 7.02(b).

“Dollar(s)” and the sign “$” shall mean lawful money of the United States of America.

“Effective Date” means the first date on which all the conditions precedent in Section 4.01 are satisfied (or waived in accordance with Section 10.01).

“Eligible Assignee” has the meaning specified in Section 10.07(i).

“Environmental Laws” means any and all Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees or requirements of any Governmental Authority regulating, relating to or imposing liability or standards of conduct concerning environmental protection matters (including, without limitation, any hazardous materials, hazardous wastes, hazardous constituents, hazardous or toxic substances or petroleum products (including crude oil or any fraction thereof)) as now or at any time hereafter in effect.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any regulations promulgated thereunder.

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any Commonly Controlled Entity from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any Commonly Controlled Entity from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) with respect to a Pension Plan or Multiemployer Plan that does not hold assets that equal or exceed its liabilities, the filing of a notice of intent to terminate under Section 4041(a)(2) of ERISA, if such Pension Plan’s or Multiemployer Plan’s liabilities exceed its assets as of the date of the filing of such notice, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC under Section 4042 of ERISA to terminate such Pension Plan or Multiemployer Plan; or (e) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any Commonly Controlled Entity that would cause a Material Adverse Effect.

“Eurodollar Rate” means, with respect to each Interest Period for a Eurodollar Rate Loan, an interest rate per annum equal to the greater of (x) 0.00% and (y) the rate per annum obtained by dividing (a) LIBOR for such Interest Period by (b) a percentage equal to 1.00 minus the daily average Eurodollar Reserve Rate for such Interest Period.

“Eurodollar Rate Loan” means a Loan that bears interest at a rate based on the Eurodollar Rate.

“Eurodollar Reserve Rate” means the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject for Eurodollar funding (currently referred to as “Eurocurrency Liabilities” in Regulation D). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Rate Loans shall be deemed to constitute Eurodollar funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Eurodollar Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Event of Default” has the meaning specified in Article VIII.

“Excluded Financial Covenant Debt” mean (a) the Debt of the Borrower’s Unrestricted Subsidiaries and (b) prior to the date that is 30 Business Days following the Closing Date, Refinancing Debt.

“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to a Recipient or required to be deducted or withheld from a payment to a Recipient by or on account of any obligation of the Borrower hereunder:

(a) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, and

(b) any U.S. federal withholding Taxes that (i) are imposed on amounts payable to such Recipient pursuant to a law in effect on the date on which such Recipient becomes a Recipient under this Agreement (other than pursuant to an assignment request by the Borrower under Section 10.15) or designates a new Lending Office, except in each case to the extent that amounts with respect to such Taxes were payable either (A) to such Recipient’s assignor immediately before such Recipient became a Recipient under this Agreement, or (B) to such Recipient immediately before it designated a new Lending Office, (ii) are attributable to such Recipient’s failure to comply with Section 3.01(f), or (iii) are imposed under FATCA.

“Exelis” means Exelis Inc., an Indiana corporation.

“Exelis Acquisition” means the acquisition by the Borrower, through MergerCo., of all of the outstanding share capital of Exelis pursuant to the Acquisition Agreement.

“Existing Revolving Credit Agreement” means that certain Revolving Credit Agreement, dated as of September 28, 2012, as amended by Amendment No. 1 thereto dated as of February 25, 2015, by and among the Borrower, the lenders from time to time party thereto and SunTrust Bank, as administrative agent.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version if substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and applicable intergovernmental agreements and related legislation or official administrative rules or practices with respect thereto.

“FCPA” has the meaning set forth in Section 5.16 hereof.

“Federal Funds Rate” shall mean, for any day, the rate per annum (rounded upwards, if necessary, to the next 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with member banks of the Federal Reserve System arranged by Federal funds brokers, as published by the Federal Reserve Bank of New York on the next succeeding Business Day or if such rate is not so published for any Business Day, the Federal Funds Rate for such day shall be the average rounded upwards, if necessary, to the next 1/100th of 1% of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent.

“Fee Letter” means that certain fee letter, dated as of February 5, 2015, between MSSF and the Borrower.

“Fitch” means Fitch Ratings Inc.

“Foreign Person” shall mean any Person that is not a U.S. Person.

“Foreign Subsidiary” means any Subsidiary of the Borrower that (a) is not organized under the Laws of the United States of America, any State thereof or the District of Columbia, (b) is an entity substantially all of whose assets consist (directly or indirectly) of the capital stock and/or Debt of one or more Subsidiaries that are CFCs or (c) is a Subsidiary of an entity set forth in subclause (a) or (b).

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession, that are applicable to the circumstances as of the date of determination, consistently applied.

“Government Contract” means any agreement or contract with or made at the request of any Governmental Authority.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, department, instrumentality, commission, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” means a guarantee executed by a Guarantor in substantially the form of Exhibit E.

“Guarantor” means any Restricted Subsidiary of the Borrower that has executed and delivered a Guarantee or supplement thereto pursuant to Section 6.14.

“Hazardous Materials” means any hazardous materials, hazardous wastes, hazardous constituents, hazardous or toxic substances or petroleum products (including crude oil or any fraction thereof), defined or regulated as such in or under any Environmental Law.

“Hedging Arrangements” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Hostile Acquisition” means (a) any transaction which is subject to Section 13(d) (other than an Investment Transaction) or Section 14(d) of the Securities Exchange Act of 1934, unless, prior to the time such transaction becomes subject to such Section 13(d) or 14(d), the board of directors or other governing body of the acquiree has adopted a resolution approving such transaction and approving any “change of control” with respect to such Person whereby the Borrower may acquire control of such Person, and (b) any purchase or attempt to purchase, any Person by means of a public debt or equity tender offer or other unsolicited takeover (or the equivalent thereof in any jurisdiction), or any attempt to engage in a proxy contest (or the equivalent thereof in any jurisdiction) for control of the board of directors (or the functional equivalent thereof) of any Person, in either case which has not been approved and recommended by the board of directors (or the functional equivalent thereof) of the Person being acquired or proposed to be acquired or which is the subject of such proxy contest. For purposes of this definition, (x) a “change of control” means, for any Person, an Acquisition with respect to such Person and (y) an “Investment Transaction” means a transaction subject to Section 13(d), but not Section 16, of the Securities Exchange Act of 1934, provided that in connection with such a transaction, the Borrower or any applicable Subsidiary (as the case may be) has reported and at all times continues to report to the Securities and Exchange Commission that such transaction is undertaken for investment purposes only and not for any of the purposes specified in clauses 4(a) through (j), inclusive, of the special instructions for complying with Schedule 13D under the Securities Exchange Act of 1934.

“Indemnified Liabilities” has the meaning set forth in Section 10.05.

“Indemnified Taxes” shall mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitees” has the meaning set forth in Section 10.05.

“Information” has the meaning set forth in Section 10.08.

“Insolvency” means, with respect to any Multiemployer Plan, the condition that such Multiemployer Plan is insolvent within the meaning of Section 4245 of ERISA.

“Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the applicable Maturity Date.

“Interest Period” means as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed, converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter, or if requested by the Borrower and consented to by all the Lenders, twelve months, as selected by the Borrower in its Loan Notice; provided that:

(i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Rate Loan, such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii) any Interest Period pertaining to a Eurodollar Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii) no Interest Period shall extend beyond the applicable scheduled Maturity Date.

“IRS” means the United States Internal Revenue Service.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes, executive orders and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lender” has the meaning specified in the introductory paragraph hereto.

“Lender Insolvency Event” shall mean that (a) a Lender or its Parent Company is insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, (b) a Lender or its Parent Company is the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, custodian or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such capacity, has been appointed for such Lender or its Parent Company, or such Lender or its Parent Company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment, or (c) a Lender or its Parent Company has been adjudicated as, or determined by any Governmental Authority having regulatory authority over such Person or its assets to be, insolvent; provided that, for the avoidance of doubt, a Lender Insolvency Event shall not be deemed to have occurred solely by virtue of the ownership or acquisition of any equity interest in or control of a Lender or a Parent Company thereof by a Governmental Authority or an instrumentality thereof so long as such ownership or acquisition does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

“Lending Office” means, for each Lender and for each Type of Loan, the “Lending Office” of such Lender (or an Affiliate of such Lender) designated for such Type of Loan in the Administrative Questionnaire submitted by such Lender or such other office of such Lender (or such Affiliate of such Lender) as such Lender may from time to time specify to the Administrative Agent and the Borrower as the office by which its Loans of such Type are to be made and maintained.

“LIBOR” shall mean (a) for any applicable Interest Period, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBOR01 Page (or any successor page) as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London, England time), two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period and (b) if for any reason the foregoing rate is not available for any Interest Period, the rate per annum reasonably determined by the Administrative Agent as the rate of interest at which deposits in Dollars in the approximate amount of the Eurodollar Rate Loan comprising part of such Borrowing would be offered by the Administrative Agent to major banks in the London interbank Eurodollar market at their request at or about 10:00 a.m. (New York, New York time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period.

“Lien” means any mortgage, pledge, security interest, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), preference, priority or charge of any kind or nature whatsoever (including, without limitation, any agreement to give any of the foregoing, any conditional sale or other title retention agreement, the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction or any other similar recording or notice statute, and any lease having substantially the same effect as any of the foregoing); provided that in no event shall a precautionary filing of a UCC financing statement in respect of an operating lease constitute a Lien.

“Loan” means the 3-Year Tranche Loans and the 5-Year Tranche Loans made by a Lender to the Borrower hereunder. A Loan may be a Base Rate Loan or a Eurodollar Rate Loan, each of which shall be a “Type” of Loan.

“Loan Documents” means this Agreement, the Guarantee and any promissory notes issued pursuant to this Agreement.

“Loan Notice” means a notice of (a) a Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Loans as the same Type, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

“Margin Stock” has the meaning set forth in Regulation U.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations, property, condition (financial or otherwise) or results of operations of the Borrower and its Subsidiaries, taken as a whole, (b) the ability of the Borrower to perform its payment obligations under any Loan Documents or (c) the validity or enforceability of any Loan Documents or the rights and remedies of the Lenders hereunder or thereunder.

“Material Subsidiary” means, at any time, any Restricted Subsidiary of the Borrower, the assets of which represent 10% or more of Consolidated Total Assets (or the equivalent thereof in another currency), based upon the most recent financial statements delivered to the Administrative Agent pursuant to Sections 6.01(a) and (b).

“Maturity Date” means, as applicable, the earlier of (i) with respect to (a) the 3-Year Tranche Loans, the date that is the three year anniversary of the Closing Date and (b) the 5-Year Tranche Loans, the date that is the five year anniversary of the Closing Date and (ii) the date on which the maturity of the Loans is accelerated in accordance with the terms hereof.

“Maximum Rate” has the meaning set forth in Section 10.10.

“MergerCo.” means Harris Communication Solutions (Indiana), Inc., an Indiana corporation and a wholly-owned Subsidiary of the Borrower.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“MSSF” means Morgan Stanley Senior Funding, Inc.

“Multiemployer Plan” means a multiemployer plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any Commonly Controlled Entity makes or is obligated to make contributions, or during the preceding five calendar years, has made or been obligated to make contributions.

“Net Worth of Unrestricted Subsidiaries” shall mean, as of any date, the portion of Total Shareholders’ Equity that relates to the shareholders’ equity of Unrestricted Subsidiaries as of such date determined in accordance with GAAP, but without reduction for the minority interests, if any, in any Subsidiaries thereof.

“Non-Consenting Lender” has the meaning specified in Section 10.15.

“Non-Defaulting Lender” shall mean, at any time, a Lender that is not a Defaulting Lender.

“Obligations” means all amounts owing by the Borrower to the Administrative Agent or any Lender pursuant to or in connection with this Agreement or any other Loan Document or otherwise with respect to any Loan including, without limitation, all principal, interest (including any interest accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), all reimbursement obligations, fees, expenses, indemnification and reimbursement payments, costs and expenses (including all fees and expenses of counsel to the Administrative Agent, any Lender incurred pursuant to this Agreement or any other Loan Document), whether direct or indirect, absolute or contingent, liquidated or unliquidated, now existing or hereafter arising hereunder or thereunder, together with all renewals, extensions, modifications or refinancings of any of the foregoing.

“OFAC” shall mean the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws; (b) with respect to any limited liability company, the articles of formation and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation with the secretary of state or other department in the state of its formation, in each case as amended from time to time.

“Other Connection Taxes” shall mean, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” shall mean any and all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made hereunder or under any other Loan Document or from the execution, delivery, performance or enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any other Loan Document, except any such Taxes that are Other Connection Taxes imposed solely with respect to an assignment (other than an assignment made pursuant to Section 10.15).

“Parent Company” shall mean, with respect to a Lender, the “bank holding company” (as defined in Regulation Y), if any, of such Lender, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the shares of such Lender.

“Participant” has the meaning specified in Section 10.07(d).

“Participant Register” has the meaning specified in Section 10.07(e).

“Patriot Act” shall mean the USA PATRIOT Improvement and Reauthorization Act of 2005 (Pub. L. 109-177 (signed into law March 9, 2006)), as amended and in effect from time to time.

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code and is sponsored or maintained by the Borrower or any Commonly Controlled Entity or to which the Borrower or any Commonly Controlled Entity contributes or has an obligation to contribute, or in the case of a multiple employer plan (as described in Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding five plan years.

“Permanent Financings” means the issuance by the Borrower of unsecured debt securities and/or the borrowing of term loans (or, at the Borrower’s option, issuance of equity or other securities) in connection with financing the Transactions (other than the Loans).

“Permitted Liens” means only those Liens permitted by subsections (a) through (s) of Section 7.01.

“Person” means any individual, trustee, corporation, general partnership, limited partnership, limited liability company, joint stock company, trust, unincorporated organization, bank, business association, firm, joint venture or other legally recognized entity or Governmental Authority.

“Plan” means, at a particular time, an employee benefit plan as defined in Section 3(3) of ERISA and in respect of which the Borrower or a Commonly Controlled Entity is an “employer” as defined in Section 3(5) of ERISA, or would be deemed a “contributing sponsor” under Section 4069 of ERISA if such plan were terminated.

“Pricing Schedule” means the pricing grid set forth on Schedule I attached hereto.

“Properties” has the meaning set forth in Section 5.08.

“Pro Rata Share” means, with respect to each Lender, a percentage, the numerator of which shall be such Lender’s Commitment and/or Loans outstanding, and the denominator of which shall be the sum of the Commitments and/or Loans outstanding of all Lenders, as such share may be adjusted as contemplated herein; provided that if Pro Rata Share is being determined with respect to a Class, then the numerator and denominator shall be determined with respect to the Commitments and/or Loans of such Class only.

“Recipient” shall mean, as applicable, (a) the Administrative Agent and (b) any Lender.

“Refinancing Debt” means Debt incurred by the Borrower and/or its Subsidiaries, to the extent the proceeds thereof have been escrowed, for the redemption, defeasement, satisfaction and discharge or repayment of any existing Debt of the Borrower, Exelis or their respective Subsidiaries.

“Register” has the meaning set forth in Section 10.07(c).

“Regulation D” shall mean Regulation D of the Board, as the same may be in effect from time to time, and any successor regulations.

“Regulation T” shall mean Regulation T of the Board, as the same may be in effect from time to time, and any successor regulations.

“Regulation U” shall mean Regulation U of the Board, as the same may be in effect from time to time, and any successor regulations.

“Regulation X” shall mean Regulation X of the Board, as the same may be in effect from time to time, and any successor regulations.

“Regulation Y” shall mean Regulation Y of the Board, as the same may be in effect from time to time, and any successor regulations.

“Reorganization” means, with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under the regulations promulgated under Section 4043 of ERISA.

“Required Lenders” means, as of any date of determination, at least two Lenders whose Pro Rata Share is more than 50% in the aggregate; provided, that to the extent that any Lender is a Defaulting Lender, such Defaulting Lender and all of its Commitments and Loans shall be excluded for purposes of determining Required Lenders; provided further, that if there is only one Lender, only the consent of that Lender shall be required.

“Responsible Officer” means the chief executive officer, president, a vice president, chief financial officer, treasurer or assistant treasurer of the Borrower. Any document delivered hereunder that is signed by a Responsible Officer of the Borrower shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of the Borrower and such Responsible Officer shall be conclusively presumed to have acted on behalf of the Borrower.

“Restricted Subsidiary” means any Subsidiary that is not an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

“Sanctions” means Laws administered by the Office of Foreign Assets Control of the U.S. Department of Treasury, the United Nations Security Council, the European Union or Her Majesty’s Treasury that prohibit or restrict transactions or dealings with designated Persons, countries or territories.

“Sanctioned Country” shall mean a country or territory subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treasury.gov/resource-center/sanctions/Pages/default.aspx, or as otherwise published from time to time.

“Sanctioned Person” shall mean (i) a Person named on the list of “Specially Designated Nationals and Blocked Persons” or “Sectoral Sanctions Identifications” maintained by OFAC available at https://sdnsearch.ofac.treas.gov/, or as otherwise published from time to time, or (ii) (A) an agency of the government of a Sanctioned Country, (B) an organization controlled by a Sanctioned Country, or (C) a Person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Securitization” means any agreement or arrangement providing for sales, transfers or conveyances to a special purpose Subsidiary or special purpose entity of accounts receivable, notes, chattel paper, other rights to payment and related property, whether or not for recourse and whether or not treated as a sale for purposes of FAS 140, but not including the sale or transfer of a single note or notes or receivable undertaken on an isolated, non-programmatic basis. For purposes hereof, the “applicable amount” of any Securitization at any time shall be equal to the greater of (a) the outstanding principal amount of any Debt at such time incurred by the Borrower or any Restricted Subsidiary pursuant to any such Securitization, or (b) the face amount or book value (whichever is greater) of any and all receivables, notes, chattel paper, other rights to payment and related property sold or transferred pursuant to such Securitization and outstanding at such time.

“Senior Debt Rating” means the senior debt rating assigned to the senior, unsecured long-term debt securities of the Borrower by S&P, Moody’s or Fitch without third-party credit enhancement, whether or not any such debt securities are actually outstanding, and any rating assigned to any other debt security of the Borrower shall be disregarded. The rating in effect on any date is that in effect at the close of business on such date. For purposes of the foregoing and determining the applicable level set forth on the Pricing Schedule, (a) at any time that Senior Debt Ratings are available from each of S&P, Moody’s and Fitch and there is a split among such Senior Debt Ratings, then (i) if any two of such Senior Debt Ratings are in the same level, such level shall apply or (ii) if each of such Senior Debt Ratings is in a different level, the level that is between the levels of the other two ratings agencies shall apply and (b) at any time that Senior Debt Ratings are available only from any two of S&P, Moody’s and Fitch and there is a split in such Senior Debt Ratings, then the higher of such Senior Debt Ratings shall apply, unless there is a split in Senior Debt Ratings of more than one level, in which case the level that is one level higher than the lower Senior Debt Rating shall apply. If only one of S&P, Moody’s or Fitch shall have in effect a Senior Debt Rating for the Borrower, the Senior Debt Rating shall be the available rating. In the event that a Senior Debt Rating is not obtained, the pricing will be determined based on Rating Level 5.

“Single Employer Plan” means any plan maintained for employees of the Borrower or any Commonly Controlled Entity that is subject to Title IV of ERISA, but which is not a Multiemployer Plan.

“Solvency Certificate” means a solvency certificate substantially in the form attached hereto as Exhibit B.

“Solvent” and “Solvency” means, with respect to the Borrower and its Subsidiaries, (a) the fair value of the assets of the Borrower and its Subsidiaries, on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise, (b) the present fair saleable value of the property of the Borrower and its Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (c) the Borrower and its Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured and (d) the Borrower and its Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability.

“Specified Default” means any Default or Event of Default under Sections 8.01(a), (b) (solely with respect to breaches of Sections 6.02 (with respect to the corporate existence of the Borrower), 7.01, 7.02 and 7.05), (e) (solely with respect to clause (i) thereof) and (f).

“Specified Representations” means the representations and warranties in Sections 5.01(a), 5.02(a), 5.02(b), 5.02(c)(i), (ii) and (iii) (limited in the case of clause (iii) thereof to agreements with respect to indebtedness of the Borrower or its Subsidiaries in a committed or outstanding principal amount in excess of $100,000,000), 5.03, 5.04, 5.05(a), 5.09, 5.13, 5.14, 5.15 and 5.16.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Synthetic Lease” shall mean a lease transaction under which the parties intend that (a) the lease will be treated as an “operating lease” by the lessee pursuant to Accounting Standards Codification Sections 840-10 & 840-20, as amended; (b) the lessee will be entitled to various tax and other benefits ordinarily available to owners (as opposed to lessees) of like property and (c) upon the insolvency or bankruptcy of such lessee, would be characterized as the indebtedness of such lessee.

“Synthetic Lease Obligations” shall mean, with respect to any Person, the sum of (a) all remaining rental obligations of such Person as lessee under Synthetic Leases which are attributable to principal and, without duplication and (b) all rental and purchase price payment obligations of such Person under such Synthetic Leases assuming such Person exercises the option to purchase the lease property at the end of the lease term.

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other similar charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Total Capital” means, at any date, the sum of (a) Consolidated Total Indebtedness as of such date, plus (b) Total Shareholders’ Equity as of the last day of the most recently ended fiscal quarter for which the Borrower has or is required hereunder to have delivered its financial statements; provided that the foregoing shall give effect on a pro forma basis to any acquisition or disposition which has been consummated subsequent thereto.

“Total Shareholders’ Equity” means, as of any date, the total shareholders’ equity of the Borrower and its Subsidiaries that would be reflected on the Borrower’s consolidated balance sheet as of such date prepared in accordance with GAAP, including without duplication the minority interest in Subsidiaries that are not wholly owned by the Borrower and excluding all equity interest in the Unrestricted Subsidiaries.

“Trading with the Enemy Act” shall mean the Trading with the Enemy Act of the United States of America (50 U.S.C. App. §§ 1 et seq.), as amended and in effect from time to time.

“Transactions” means the consummation of the Exelis Acquisition, the making of the Loans hereunder, the payment of fees and expenses in connection therewith and the other transactions contemplated hereby or related thereto.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Eurodollar Rate or the Base Rate.

“Unrestricted Subsidiary” means any Subsidiary of the Borrower designated in writing to the Administrative Agent after the Closing Date as an “Unrestricted Subsidiary” in accordance with Section 10.21.

“U.S. Person” shall mean any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” shall have the meaning set forth in Section 3.01(f)(ii)(C).

“Vendor Finance Investment” means any loan, advance, lease (whether structured as a capital lease or an operating lease) or guaranty entered into by the Borrower or any of its Subsidiaries pursuant to, in connection with or for the purpose of facilitating the sale or provision of goods and services of the Borrower or any of its Subsidiaries to its customers, in each case arising outside of the ordinary course of business of the Borrower and its Subsidiaries as existing on the date hereof.

“Withholding Agent” shall mean the Borrower or the Administrative Agent, as applicable.

1.02 Other Interpretive Provisions. With reference to this Agreement and any other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) (i) The words “herein” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(ii) Article, Section, Exhibit and Schedule references are to the Loan Document in which such references appear.

(iii) The term “including” is by way of example and not limitation.

(iv) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in electronic or physical form.

(c) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(d) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03 Accounting Terms.

(a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

(b) If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (a) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (b) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(c) Notwithstanding any other provision contained herein, (i) all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Accounting Standards Codification Section 825-10 (or any other Financial Accounting Standard having a similar result or effect) to value any indebtedness or other liabilities of the Borrower or any Subsidiary of the Borrower at “fair value”, as defined therein and (ii) for purposes of this Agreement, any change in GAAP requiring leases which were previously classified as operating leases to be treated as capitalized leases shall be disregarded and such leases shall continue to be treated as operating leases consistent with GAAP as in effect immediately before such change in GAAP became effective.

1.04 Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05 References to Agreements and Laws. Unless otherwise expressly provided herein, (a) references to agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law; (c) references to any Person shall be construed to include such Person’s successors and permitted assigns; and (d) all references to a specific time shall be construed to refer to the time in the city and state of the Administrative Agent’s principal office, unless otherwise indicated.

ARTICLE II

THE COMMITMENTS AND LOANS

2.01 Commitments. Subject to the terms and conditions set forth herein, each Lender severally agrees to make Loans to the Borrower in Dollars on the Closing Date; provided that (i) with respect to 3-Year Tranche Loans, the outstanding principal amount of such 3-Year Tranche Loan made by each 3-Year Tranche Lender shall not exceed such Lender’s 3-Year Tranche Commitment in effect immediately prior to making such 3-Year Tranche Loan and (ii) with respect to 5-Year Tranche Loans, the outstanding principal amount of such 5-Year Tranche Loan made by each 5-Year Tranche Lender shall not exceed such Lender’s 5-Year Tranche Commitment in effect immediately prior to making such 5-Year Tranche Loan; provided further that if for any reason the full amount of any Lender’s Commitment is not fully drawn by the Borrower on the Closing Date, the undrawn portion thereof shall automatically be cancelled upon giving effect to the funding of the drawn Loans on the Closing Date. Any amount borrowed under this Section 2.01 and subsequently repaid or prepaid may not be reborrowed. Each Lender’s Commitment shall terminate immediately and without further action on the Closing Date after giving effect to the funding of such Lender’s Commitment on the Closing Date.

2.02 Borrowings, Conversions and Continuations of the Loans.

(a) Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Loans as the same Type shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each Borrowing shall be made ratably among each Class of Loans and each Loan shall be made as part of a Borrowing consisting of Loans of the same Class made by the Lenders ratably in accordance with their respective Commitments with respect to such Class. Each such notice must be received by the Administrative Agent not later than (x) 11:00 a.m., New York time, three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans or (y) 11:00 a.m., New York time, one Business Day prior to the requested date of any Borrowing of Base Rate Loans. Each such telephonic notice must be confirmed promptly by delivery to the Administrative Agent of a written Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof (or, if less, an aggregate principal amount equal to the remaining balance of the available applicable Commitments). Each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof (or, if less, an aggregate amount equal to the remaining balance of the available Commitments).

(b) Each Loan Notice (whether telephonic or written) shall specify

(i) whether the Borrower is requesting a new Borrowing, a conversion of existing Loans from one Type to the other, or the continuation of Eurodollar Rate Loans for an additional Interest Period;

(ii) the principal of the Loans to be borrowed, converted or continued;

(iii) the Type of Loans to be borrowed or as to which existing Loans are to be converted, and if applicable the Loan from which the requested Loan will be converted or continued;

(iv) the requested date of such Borrowing, conversion or continuation, which shall be a Business Day;

(v) if the Borrower is requesting a new Borrowing, the location and number of the bank account of the Borrower to which funds are to be disbursed;

(vi) whether such Borrowing is to be a Base Rate Borrowing or a Eurodollar Borrowing; and

(vii) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period.”

If the Borrower fails to specify a Type of Loan in a Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made or continued as, or converted to, Base Rate Loans. Any such automatic conversion shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the Borrower requests a Loan of, conversion to, or continuation of Eurodollar Rate Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(c) Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender of its Pro Rata Share of the applicable Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in the preceding subsection. Each Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 12:00 noon, New York time, on the Business Day specified in the applicable Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02, the Administrative Agent shall, by no later than 3:00 p.m., New York time, make all funds so received available to the Borrower in like funds as received by the Administrative Agent by wire transfer of such funds, in each case in accordance with instructions provided to the Administrative Agent by the Borrower.

(d) Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of the Interest Period for such Eurodollar Rate Loan. During the existence of a Default or Event of Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Required Lenders, and the Required Lenders may demand that any or all of the then outstanding Eurodollar Rate Loans be converted to Base Rate Loans at the end of the respective Interest Periods related to such Loans.

(e) The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Eurodollar Rate Loan upon determination of such interest rate. The determination of the Eurodollar Rate by the Administrative Agent shall be conclusive in the absence of manifest error.

(f) After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than seven Interest Periods in effect with respect to Eurodollar Rate Loans in the aggregate for Loans of all Classes.

2.03 Optional Prepayments. The Borrower may, upon notice from the Borrower to the Administrative Agent, at any time or from time to time voluntarily prepay Loans of any Class in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent (A) not later than 11:00 a.m., New York time, three Business Days prior to any date of prepayment of any Eurodollar Rate Loans, and (B) not later than 9:00 a.m., New York time, on the date of prepayment of Base Rate Loans; (ii) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof and (iii) any prepayment of Base Rate

Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each such notice shall specify the date and amount of such prepayment and the Type(s) and Class(es) of Loans to be prepaid. The Administrative Agent will promptly notify each applicable Lender of its receipt of each such notice, and of such Lender’s Pro Rata Share of such prepayment. The Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.05. Each such prepayment shall be allocated among each Class of Loans, as directed by the Borrower and applied to the Loans within such Class, as the case may be, of the applicable Lenders within such Class in accordance with their respective Pro Rata Shares.

2.04 Optional Reduction or Termination of Commitments. The Borrower may, at any time and from time to time upon notice to the Administrative Agent, permanently reduce the respective Commitments of the Lenders; provided that (a) the Borrower shall not be obligated to pay any amount as a penalty in connection with any such reduction or termination of the Commitments, (b) any such notice shall be received by the Administrative Agent not later than 11:00 a.m., New York time, three Business Days prior to the date of termination or reduction, and (c) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof. The Administrative Agent shall promptly notify the Lenders of any such notice of reduction or termination of the Commitments. Once reduced or terminated in accordance with this Section 2.04, the Commitments may not be increased. Any reduction of the Commitments shall be allocated ratably among each Class of Commitments then outstanding and applied to the Commitment of each Lender according to its Pro Rata Share. All Commitment Fees accrued until the effective date of any termination of the Commitments shall be paid on the effective date of such termination.

2.05 Repayment of Loans. The Borrower hereby unconditionally promises to repay the outstanding Loans as follows: (a) to the Administrative Agent for the ratable account of each 3-Year Tranche Lender on the last Business Day of each March, June, September and December following the Closing Date, in an aggregate amount equal to 2.50% of the aggregate principal amount of the 3-Year Tranche Loans made on the Closing Date, (b) to the Administrative Agent for the ratable account of each 5-Year Tranche Lender on the last Business Day of each March, June, September and December following the Closing Date, in an aggregate amount equal to 2.50% of the aggregate principal amount of the 5-Year Tranche Loans made on the Closing Date and (c) to the Administrative Agent for the ratable account of the Lenders on the applicable Maturity Date with respect to such Loan, the remaining outstanding principal amount of Loans made to the Borrower then outstanding.

2.06 Mandatory Termination of Commitments.

(a) Unless previously terminated, the Commitments shall terminate on the first to occur of (i) the consummation of the Exelis Acquisition without the borrowing of the Loans, (ii) the valid termination of the Acquisition Agreement in accordance with its terms and (iii) the Commitment Termination Date.

(b) Any termination or reduction of the Commitments pursuant to this Section 2.06 shall be permanent. The Administrative Agent shall promptly notify each Lender of any reduction in the Commitments pursuant to this Section 2.06. Each reduction of Commitments pursuant to this Section 2.06 shall be applied to the Commitments or Loans (as applicable) of the Lenders in accordance with their respective Pro Rata Shares.

2.07 Interest.

(a) Subject to the provisions of subsection (b) below, (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate for Eurodollar Rate Loans and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for Base Rate Loans.

(b) If any Default exists under Section 8.01(a) the Borrower shall pay interest on all overdue amounts under this Agreement at a fluctuating interest rate per annum at all times equal to the Default Rate applicable thereto to the fullest extent permitted by applicable Law. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto, on the applicable Maturity Date and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.08 Fees.

(a) Commitment Fee. The Borrower shall pay to the Administrative Agent for the account of each Lender commitment fees (the “Commitment Fees”) at a rate per annum equal to 20 basis points on the daily average undrawn Commitment of such Lender, accruing during the period commencing on the date of this Agreement and ending on the earlier of (x) the date of termination of the Commitments and (y) the Closing Date, payable in arrears on the last Business Day of each March, June, September and December and on the earliest of (1) the Commitment Termination Date, (2) the Closing Date and (3) the date all Commitments have been terminated.

(b) Other Fees. The Borrower also agrees to pay to the Administrative Agent, the Arrangers and the Lenders the other applicable fees respectively required to be paid to them in the amounts and the times set forth in the Fee Letter.

(c) Anything herein to the contrary notwithstanding, during such period as a Lender is a Defaulting Lender, such Defaulting Lender will not be entitled to Commitment Fees accruing with respect to its Commitment during such period pursuant to subsection (a) of this Section.

2.09 Computation of Interest and Fees. Interest on Base Rate Loans shall be calculated on the basis of a year of 365 or 366 days, as the case may be, and the actual number of days elapsed. Computation of all other types of interest and all other types of fees shall be calculated on the basis of a year of 360 days, payable for the actual number of days elapsed (including the first day but excluding the last day). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid.

2.10 Evidence of Debt.

(a) The Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Loans made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Loans. The accounts and records maintained by the Administrative Agent shall be treated as part of the Register. In the event of any inconsistency between the Register and any Lender’s records, the records as in the Register shall govern.

(b) This Agreement evidences the obligation of the Borrower to repay the Loans and is being executed as a “noteless” credit agreement. However, at the request of any Lender at any time, the Borrower agrees that it will prepare, execute and deliver to such Lender a promissory note for each Commitment of such Lender payable to such Lender and its registered assigns and in a form approved by the Borrower and the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment permitted hereunder) be represented by one or more promissory notes in such form payable to the payee named therein and its registered assigns.

2.11 Payments Generally.

(a) All payments to be made by the Borrower shall be made in Dollars without condition or deduction for any counterclaim, defense, recoupment or set-off. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m., New York time, shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

(b) Subject to the definition of “Interest Period,” if any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(c) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, to the Administrative Agent’s fees and reimbursable expenses (including Attorney Costs and amounts payable under Article III) then due and payable pursuant to any of the Loan Documents; (ii) second, to all reimbursable expenses of the Lenders then due and payable pursuant to any of the Loan Documents, pro rata to the Lenders based on their respective pro rata shares of such fees and expenses; (iii) third, to interest and fees then due and payable hereunder, pro rata to the Lenders based on their respective pro rata shares of such interest and fees; and (iv) fourth, to the payment of principal of the Loans then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(d) Unless the Borrower or any Lender has notified the Administrative Agent prior to the date any payment is required to be made by it to the Administrative Agent hereunder, that the Borrower or such Lender, as the case may be, will not make such payment, the Administrative Agent may assume that the Borrower or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to the Administrative Agent in immediately available funds, then:

(i) if the Borrower failed to make such payment, each Lender shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender in immediately available funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent in Dollars in immediately available funds, at the greater of the Federal Funds Rate as in effect from time to time or a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, until the second Business Day after such demand and thereafter at the greater of the Base Rate or a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation; and

(ii) if any Lender failed to make such payment, such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in Dollars in immediately available funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to the Borrower to the date such amount is recovered by the Administrative Agent (the “Compensation Period”) at the greater of the Federal Funds Rate as in effect from time to time or a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, until the second Business Day after such demand and thereafter at the greater of the Base Rate or a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in the applicable Borrowing. If such Lender does not pay such amount within two Business Days after the Administrative Agent’s demand therefor, the Administrative Agent may make a demand therefor upon the Borrower, and the Borrower shall pay such amount to the Administrative Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to the Borrowing. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or the Borrower may have against any Lender as a result of any default by such Lender hereunder.

A notice of the Administrative Agent to any Lender with respect to any amount owing under this subsection (d) shall be conclusive, absent manifest error.

(e) If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and the conditions set forth in Section 4.02 are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(f) The obligations of the Lenders hereunder to make Loans are several and not joint. The failure of any Lender to make any Loan or to fund any such participation on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or purchase its participation.

(g) Subject to Section 3.08, nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.12 Sharing of Payments. If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of any Loans made by it, any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Loans or such participations, as the case may be, pro rata with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender, such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off, but subject to Section 10.09) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.12 and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01 Taxes.

(a) For purposes of this Section 3.01, the term “applicable law” includes FATCA.

(b) Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made without deduction or withholding for any Taxes; provided that if any applicable law requires the deduction or withholding of any Tax from any such payment, then the applicable Withholding Agent shall make such deduction or withholding and timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax or Other Tax, then the sum payable by the Borrower shall be increased as necessary so that after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient shall receive an amount equal to the sum it would have received had no such deductions or withholdings been made.

(c) In addition, without limiting the provisions of subsection (b) of this Section but without duplication, the Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d) The Borrower shall, without duplication, indemnify each Recipient, within 30 Business Days after written demand therefor, for the full amount of any (i) Indemnified Taxes or Other Taxes paid or payable by such Recipient or required to be withheld or deducted from a payment to such Recipient (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and (ii) reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. In the event that such Indemnified Taxes or Other Taxes referred to in clause (i) shall exceed $100,000, the Recipient subject to such Indemnified Taxes or Other Taxes shall (x) notify the Borrower of such imposition or assertion and (y) the Borrower, solely at its own expense, may cause such Recipient to contest the imposition or assertion of such Indemnified Taxes or Other Taxes as to which there exists no reasonable basis. The Borrower shall fully indemnify such Recipient for all costs (including any liabilities, penalties, interest and expenses) incurred by such Recipient in connection with any such contest to the extent necessary to preserve such Recipient’s after-tax yield. Nothing contained in this subsection (A) obligates the Administrative Agent or any Lender (or any of their respective Affiliates) to disclose to the Borrower any of its tax records or materials relating thereto, (B) shall interfere with the right of the Administrative Agent or any Lender (or any of their respective Affiliates) to arrange its taxation and financial affairs in whatever manner it deems appropriate, or (C) obligates the Administrative Agent or any Lender (or any of their respective Affiliates) to claim relief from taxation on its corporate profits or, subject to clause (y) above, to claim any credits, deductions or other relief otherwise available to it with respect to its tax affairs. Payment under this subsection (d) shall be made within 30 days after the date the Lender or the Administrative Agent makes a written demand therefor. A certificate as to the amount of such payment or liability delivered to the Borrower by the applicable Recipient (with a copy to the Administrative Agent in the case of a Recipient other than the Administrative Agent), setting forth in reasonable detail the nature and amount of such Indemnified Taxes or Other Taxes, shall be conclusive, absent manifest error.

(e) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent an original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f) Tax Forms.

(i) Any Recipient that is a U.S. Person shall deliver to the Borrower and the Administrative Agent, on or prior to the date on which such Recipient becomes a Recipient under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), duly executed originals of IRS Form W-9 certifying, to the extent such Recipient is legally entitled to do so, that such Recipient is exempt from U.S. federal backup withholding tax.

(ii) Any Recipient that is a Foreign Person and that is entitled to an exemption from or reduction of withholding tax under the Code or any treaty to which the United States is a party with respect to payments under this Agreement shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. Without limiting the generality of the foregoing, each Recipient that is a Foreign Person shall, to the extent it is legally entitled to do so, (w) on or prior to the date such Recipient becomes a Recipient under this Agreement, (x) on or prior to the date on which any such form or certification expires or becomes obsolete, (y) after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it pursuant to this subsection, and (z) from time to time upon the reasonable request by the Borrower or the Administrative Agent, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the Borrower or the Administrative Agent), whichever of the following is applicable:

(A) if such Recipient is claiming eligibility for benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, duly completed and executed originals of IRS Form W-8BEN, IRS Form W-8BEN-E or any successor form thereto, establishing an exemption from, or reduction of, U.S. federal withholding tax pursuant to the “interest” article of such tax treaty, and (y) with respect to any other applicable payments under any Loan Document, duly completed and executed originals of IRS Form W-8BEN, IRS Form W-8BEN-E or any successor form thereto, establishing an exemption from, or reduction of, U.S. federal withholding tax pursuant to the “business profits” or “other income” article of such tax treaty;

(B) duly completed and executed originals of IRS Form W-8ECI, or any successor form thereto, certifying that the payments received by such Recipient are effectively connected with such Recipient’s conduct of a trade or business in the United States;

(C) if such Recipient is claiming the benefits of the exemption for portfolio interest under Section 871(h) or Section 881(c) of the Code, duly completed and executed originals of IRS Form W-8BEN, IRS Form W-8BEN-E or any successor form thereto, together with a certificate, substantially in the form of Exhibit F-1 (a “U.S. Tax Compliance Certificate”), upon which such Recipient certifies that (1) such Recipient is not a bank for purposes of Section 881(c)(3)(A) of the Code, (2) such Recipient is not a 10% shareholder of the Borrower within the meaning of Section 871(h)(3) or Section 881(c)(3)(B) of the Code, and (3) such Recipient is not a controlled foreign corporation that is related to the Borrower within the meaning of Section 881(c)(3)(C) of the Code; or

(D) if such Recipient is not the beneficial owner of any amount payable to such Recipient pursuant to any Loan Document, duly completed and executed originals of IRS Form W-8IMY, or any successor form thereto, accompanied by IRS Form W-9, IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E or any successor form thereto, a U.S. Tax Compliance Certificate, substantially in the form of Exhibit F-2 or Exhibit F-3, and/or other certification documents from each beneficial owner, as applicable; provided that if such Recipient is a partnership and one or more direct or indirect partners of such Recipient are claiming the portfolio interest exemption, such Recipient may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-4 on behalf of each such direct and indirect partner.

(iii) Each Recipient shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the Borrower or the Administrative Agent) on or prior to the date on which such Recipient becomes a Recipient under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law or form instructions to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

(iv) Each Recipient agrees that if any form or certification it previously delivered under this Section 3.01 expires or becomes obsolete or inaccurate in any respect and such Recipient is not legally entitled to provide an updated form or certification, it shall promptly notify the Borrower and the Administrative Agent of its inability to update such form or certification.

(g) If a payment made to a Recipient under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Recipient were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Recipient shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA, to determine that such Recipient has complied with such Recipient’s obligations under FATCA, and (if applicable) to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 3.01(g), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

3.02 Illegality. If any Change in Law shall, after the date hereof, make it unlawful, or if any Governmental Authority asserts that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans, or if any such circumstance materially restricts the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the applicable offshore Dollar market, or to determine or charge interest rates based upon the Eurodollar Rate, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue affected Eurodollar Rate Loans or to convert Base Rate Loans to affected Eurodollar Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans in Dollars, either on the last day of the Interest Period thereof, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans. Upon any such prepayment or conversion, the Borrower shall also pay interest on the amount so prepaid or converted. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

3.03 Inability to Determine Rates. If the Administrative Agent determines in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the applicable offshore Dollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Rate for such Eurodollar Rate Loan, or (c) the Eurodollar Rate for such Eurodollar Rate Loan does not adequately and fairly reflect the cost to the Lenders of funding such Eurodollar Rate Loan, the Administrative Agent will promptly, but in any event not later than the first day of the Interest Period related to such Loan (or the conversion or continuation thereof, as the case may be), notify the Borrower and all Lenders. Thereafter, the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended until the Administrative Agent revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Loan, conversion or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Loan of Base Rate Loans in the amount specified therein.

3.04 Increased Cost and Reduced Return; Capital Adequacy Reserves on Eurodollar Rate Loans.

(a) If any Lender determines that as a result of a Change in Law there shall be any increase in the cost to such Lender of agreeing to make or making, funding, converting, continuing into or maintaining Eurodollar Rate Loans, a reduction in the amount received or receivable by such Lender in connection with any of the foregoing (excluding for purposes of this subsection (a) any such increased costs or reduction in amount resulting from (i) Indemnified Taxes or Other Taxes (as to which Section

3.01 shall govern)), (ii) Excluded Taxes, and (iii) reserve requirements contemplated by Section 3.04(c)), then from time to time upon demand of such Lender (with a copy of such demand to the Administrative Agent), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction.

(b) If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s Parent Company, if any, regarding capital or liquidity requirements, has the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s Parent Company, if any, as a consequence of such Lender’s obligations hereunder to a level below that which such Lender or such Lender’s Parent Company would have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s Parent Company with respect to capital adequacy), then from time to time upon demand of such Lender (with a copy of such demand to the Administrative Agent), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender or such Lender’s Parent Company for any such reduction suffered with respect to its Obligations.

(c) The Borrower shall pay to each Lender, as long as such Lender shall be required pursuant to regulations issued by any central bank, monetary authority, the Board, the European Central Bank or any other Governmental Authority of the United States or of the jurisdiction of such currency or any jurisdiction in which Loans in such currency are made to which banks in such jurisdiction are subject for any category of deposits or liabilities customarily used to fund loans in such currency or by reference to which interest rates applicable to loans in such currency are determined to maintain reserves (including, without limitation, any emergency, supplemental, special or other marginal reserves) with respect to liabilities or assets consisting of or including Eurodollar funds or deposits (currently known as “Eurodollar liabilities” under Regulation D), additional costs on the unpaid principal amount of each Eurodollar Rate Loan to the Borrower equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive) (but excluding any such costs arising from changes in the Eurodollar Reserve Rate), which shall be due and payable on each date on which interest is payable on such Loan, provided that the Borrower shall have received at least 15 days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice 15 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 15 days from receipt of such notice.

3.05 Funding Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any actual cost or expense incurred by it in connection with the Borrower’s Loans as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or

(c) any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 10.15;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained as well as foreign exchange losses, based on customary funding and foreign exchange hedging arrangements. Notwithstanding the foregoing, the Borrower shall not have any obligation to pay any Lender any amount arising under subsection (a) to the extent that such amount exceeds the amount, if any, by which (i) the present value of the additional interest which would have been payable to such Lender if the applicable Loan had not been prematurely continued, converted, paid or prepaid exceeds (ii) the present value of the interest which would have been receivable by such Lender as a result of placing the amount so received by such Lender as a consequence of the continuation, conversion, payment or prepayment of such Loan on deposit in the applicable offshore Dollar interbank market for a term equal to the number of days remaining in the Interest Period related to such Loan. For purposes of calculating the present value of any interest payments referred in the immediately preceding sentence, such interest payments shall be discounted at a rate equal to the sum of (x) the Eurodollar Rate in effect on the date two Business Days prior to the date the Borrower continues, converts, pays or prepays any Loan in the manner described in subsection (a), and (y) the Applicable Rate for Eurodollar Rate Loans. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing. The foregoing indemnity shall not apply to any special, incidental or consequential damages.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the applicable offshore Dollar interbank market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

3.06 Matters Applicable to all Requests for Compensation.

(a) A certificate of the Administrative Agent or any Lender claiming compensation under this Article III and setting forth in reasonable detail the basis for computing the additional amount or amounts to be paid to it hereunder shall be provided to the Borrower and shall be conclusive in the absence of manifest error. In determining such amount, the Administrative Agent or such Lender may use any reasonable averaging and attribution methods.

(b) Upon any Lender’s making a claim for compensation under Section 3.01 or 3.04, the Borrower may remove or replace such Lender in accordance with Section 10.15.

3.07 Survival. All of the Borrower’s obligations (and each Lenders’ and the Administrative Agent’s obligation of notice) under this Article III shall survive termination of the Commitments and payment in full of all the other Obligations.

3.08 Change in Lending Office; Limitation on Increased Costs.

(a) Each Lender agrees that it will use reasonable efforts to designate an alternate Lending Office with respect to any of its Loans affected by the matters or circumstances described in Sections 3.01, 3.02 or 3.04 to reduce the liability of the Borrower or avoid the results provided thereunder, so long as such designation is not disadvantageous to such Lender as determined by such Lender in its sole discretion; provided that nothing in this Section 3.08 shall affect or postpone any of the obligations of the Borrower or the right of any Lender provided in such Sections.

(b) Notwithstanding Section 3.04 or Section 3.06, the Borrower shall only be obligated to compensate the Lenders for amounts arising under Section 3.04 or Section 3.06 to the extent such amounts arose during (i) any time or period commencing not more than six months prior to the date on which such Lender notifies the Administrative Agent and the Borrower that such Lender proposes to demand compensation under Section 3.04 or Section 3.06 and (ii) any time or period during which, because of the unannounced retroactive application of any statute, regulation or other basis, such Lender could not have known that such amount might arise or accrue.

3.09 Defaulting Lenders. If a Lender becomes, and during the period it remains, a Defaulting Lender notwithstanding anything to the contrary in this Agreement, any amount paid by the Borrower for the account of a Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity payments or other amounts) will be retained by the Administrative Agent in a segregated non-interest bearing account until the applicable Maturity Date (or such earlier date as the Borrower and the Administrative Agent agree in writing in their discretion that such Lender has ceased to be a Defaulting Lender) at which time the funds in such account will be applied by the Administrative Agent, to the fullest extent permitted by law, in the following order of priority: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent under this Agreement; second, to the payment of interest due and payable to the Lenders hereunder that are not Defaulting Lenders, ratably among them in accordance with the amounts of such interest then due and payable to them; third, to the payment of fees then due and payable to the Lenders hereunder that are not Defaulting Lenders, ratably among them in accordance with the amounts of such fees then due and payable to them; fourth, to the ratable payment of other amounts then due and payable to the Lenders hereunder that are not Defaulting Lenders; and fifth, to pay amounts owing under this Agreement to such Defaulting Lender or as a court of competent jurisdiction may otherwise direct.

ARTICLE IV

CONDITIONS PRECEDENT TO LOANS

4.01 Conditions of Effective Date. The Lenders’ Commitments shall not become effective hereunder unless all of the following conditions precedent have been satisfied (or waived in accordance with Section 10.01) on or prior to the Commitment Termination Date:

(a) The Administrative Agent’s receipt of the following, each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the Borrower (where applicable), each dated as of the Effective Date (or, in the case of certificates of governmental officials, a recent date before the Effective Date) and each in form and substance satisfactory to the Administrative Agent and its legal counsel:

(i) (x) executed counterparts of this Agreement signed on behalf of each party hereto or (y) written evidence (which may include electronic transmission of a signed signature page of this Agreement) that each party hereto has signed a counterpart of this Agreement;

(ii) certified copies of resolutions or other action of the Board of Directors of the Borrower, incumbency certificates and/or other certificates of the Secretary or Assistant Secretary of the Borrower establishing the identities of and verifying the authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which the Borrower is a party; and

(iii) certified copies of the Borrower’s Organization Documents and certificates of good standing in the Borrower’s jurisdiction of incorporation; and

(b) All costs, fees, expenses to the extent invoiced at least two Business Days prior to the Effective Date and the fees payable pursuant to Section 2.08(b) to the Arrangers, the Administrative Agent or the Lenders shall have been paid on or prior to the Effective Date, in each case, to the extent required by this Agreement to be paid on or prior to the Effective Date.

Promptly upon the occurrence thereof, the Administrative Agent shall notify the Borrower and the Lenders as to the Effective Date, and such notice shall be conclusive and binding.

4.02 Conditions Precedent to Closing Date. The Lenders’ obligation to make Loans shall be subject to all of the following conditions precedent having been satisfied (or waived in accordance with Section 10.01) on or before the Commitment Termination Date:

(a) The Effective Date shall have occurred.

(b) (i) The Exelis Acquisition shall have been, or substantially concurrently with the funding under the Facility shall be, consummated in accordance with the terms of the Acquisition Agreement (as may be amended, supplemented or otherwise modified pursuant to subclause (ii)) and (ii) no provision of the Acquisition Agreement shall have been waived, amended, supplemented or otherwise modified, and no consent by the Borrower or any of its Subsidiaries shall have been provided thereunder, in each case which is materially adverse to the interests of the Lenders without MSSF’s prior written consent (such consent not to be unreasonably withheld, delayed or conditioned); provided that, (x) any decrease in the cash portion of the purchase consideration for the Exelis Acquisition exceeding 10% in the aggregate shall be deemed materially adverse to the Lenders and any decrease of the cash portion of such purchase consideration equal to or less than 10% in the aggregate shall be deemed not materially adverse to the Lenders and (y) any increase in the cash portion of the purchase consideration equal to or less than 10% shall be deemed not materially adverse to the Lenders.

(c) (i) Except as set forth in (x) the Company Reports (as defined in the Acquisition Agreement as of February 5, 2015) filed with the Securities and Exchange Commission that are publicly available as of the date of the Acquisition Agreement and were filed after December 31, 2013 and prior to February 5, 2015 (excluding, in each case, any disclosures set forth in the risk factors section or in the “Cautionary Statement Concerning Forward-Looking Statements” section of any Company Reports, any other disclosure that constitutes risk factors or that is cautionary, predictive or forward-looking in nature and any amendment to any such Company Report filed by or on behalf of the Borrower after the date hereof); (y) the Form 10 filed by the Spun Entity (as defined in the Acquisition Agreement as of February 5, 2015) (excluding any disclosures set forth in the risk factors section or in the “Special Note About Forward-Looking Statements” section of such Form 10 and any amendment thereto, any other disclosure that constitutes risk factors or that is cautionary, predictive or forward-looking in nature and any amendment to any such Form 10 filed after the date hereof); or (z) the corresponding sections or subsections of the Company Disclosure Letter (as defined in the Acquisition Agreement as of February 5, 2015 and provided to MSSF on such date) (it being understood that any information set forth in one section or subsection of the Company Disclosure Letter (other than any information set forth in Section 5.13 of the Company Disclosure Letter) shall be deemed to apply to and qualify the terms hereof only to the extent that the relevance of such item to the terms hereof is reasonably apparent on its face), from December 31, 2013 through February 5, 2015, there shall not have been any event, change, effect, development, state of facts, condition, circumstance or occurrence (including any adverse change with respect to any event, change, effect, development, state of facts, condition, circumstance or occurrence existing on or prior to December 31, 2013) which, individually or in the aggregate, has had or would reasonably be expected to have an Acquired Business Material Adverse Effect and (ii) since February 5, 2015, there shall not have occurred any event, change, effect, development, circumstance or occurrence, individually or in the aggregate, that has had or would reasonably be expected to have an Acquired Business Material Adverse Effect.

(d) MSSF shall have received (i) audited consolidated balance sheets and related statements of income, comprehensive income and cash flows of the Borrower and its Subsidiaries for the last three full fiscal years ended at least 60 days prior to the Closing Date, and unaudited consolidated and (to the extent available) consolidating balance sheets and related statements of income, comprehensive income and cash flows of the Borrower and its Subsidiaries for each subsequent fiscal quarterly interim period or periods ended at least 40 days prior to the Closing Date (and the corresponding period(s) of the prior fiscal year), which shall have been reviewed by the independent accountants for the Borrower as provided in Statement of Auditing Standards No. 100, and prepared in accordance with the requirements of Form 10-K and 10-Q under the Securities Act and under Regulation S-X under the Securities Act (it being understood that, with respect to such financial information for each such fiscal year and subsequent interim period, such condition shall be deemed satisfied through the filing by the Borrower of its annual report on Form 10-K or quarterly report on Form 10-Q with respect to such fiscal year or interim period); and (ii) to the extent as would be required by Rule 3-05 and Article 11 of Regulation S-X if the Permanent Financings were registered on Form S-1 under the Securities Act on the Closing Date, (A) audited consolidated annual balance sheets and related statements of income, comprehensive income and cash flows of the Acquired Business, as well as unaudited interim consolidated balance sheets and related statements of income, comprehensive income and cash flows of the Acquired Business (which shall have been reviewed by the independent accountants for the Acquired Business as provided in Statement of Auditing Standards No. 100) and prepared in accordance with GAAP (it being understood that, with respect to such financial information for each such fiscal year and subsequent interim period, such condition shall be deemed satisfied through the filing by the Acquired Business of its annual report on Form 10-K or quarterly report on Form 10-Q with respect to such fiscal year or interim period) and (B) pro forma financial statements of the Borrower reflecting the Transactions, which meet the requirements of Regulation S-X under the Securities Act, and all other accounting rules and regulations of the SEC promulgated thereunder applicable to registration statements on Form S-1.

(e) All costs, fees, expenses (including legal fees and expenses) to the extent invoiced at least two Business Days prior to the Closing Date and the fees payable pursuant to Section 2.08(b) to the Arrangers, the Administrative Agent or the Lenders shall have been paid on or prior to the Closing Date, in each case, to the extent required by this Agreement to be paid on or prior to the Closing Date.

(f) To the extent reasonably requested at least ten Business Days prior to the Closing Date by any of the Administrative Agent, the Arrangers or the Lenders, the Administrative Agent shall have received, at least three Business Days prior to the Closing Date, all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the PATRIOT Act.

(g) The Administrative Agent shall have received a customary legal opinion of Sullivan & Cromwell LLP, as special counsel to the Borrower, in form and substance reasonably acceptable to the Administrative Agent.

(h) The Administrative Agent shall have received (in each case dated as of the Closing Date) (i) an officer’s certificate from the Borrower that there has been no change to the matters previously certified pursuant to Sections 4.01(a)(ii) and (iii) (or otherwise providing updates to such certifications) and that the conditions set forth in Sections 4.02(b) and (i) have been satisfied as of the Closing Date, and (ii) a Solvency Certificate from the chief financial officer or other officer with equivalent duties of the Borrower.

(i) (i) There shall exist no Specified Default and (ii) each of the Acquisition Agreement Representations and the Specified Representations shall be true and correct in all material respects (except Acquisition Agreement Representations and Specified Representations that are qualified by materiality, which shall be true and correct), in each case at the time of, and after giving effect to, the making of the Loans on the Closing Date.

(j) The Administrative Agent shall have received a Loan Notice in accordance with Section 2.02(a).

ARTICLE V

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants, as of the Effective Date (other than Section 5.13) and as of the Closing Date, that:

5.01 Existence, Qualification. The Borrower is (a) a corporation duly incorporated, validly existing and (b) in good standing under the Laws of its jurisdiction of incorporation and under the Laws of the State of Florida.

5.02 Authorization; No Contravention. The execution, delivery and performance by the Borrower of each Loan Document (a) is within its corporate or analogous powers, (b) has been duly authorized by all necessary corporate or analogous action, and (c) does not contravene (i) the Borrower’s Organization Documents, (ii) any applicable Laws or (iii) any material contractual restriction binding on the Borrower or its Subsidiaries.

5.03 Governmental Authorization. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or any other Person is required for the due execution, delivery and performance by the Borrower of any Loan Document.

5.04 Binding Effect. This Agreement is, and each other Loan Document when delivered hereunder will be, the legal, valid and binding obligation of the Borrower enforceable against it in accordance with its respective terms except that such enforcement may be limited by applicable Debtor Relief Laws.

5.05 Financial Statements; No Material Adverse Change.

(a) The Audited Financial Statements, copies of which have been furnished to the Lenders, fairly present in all material respects the consolidated financial condition of the Borrower and its Subsidiaries as of June 27, 2014 and the results of the operations of the Borrower and its Subsidiaries for the fiscal year ended on such date, all in accordance with GAAP consistently applied.

(b) Since the date of the Audited Financial Statements, there has been no change in such conditions or operations that could reasonably be expected to have a Material Adverse Effect.

5.06 Litigation. Except as set forth on Schedule 5.06, on the date of this Agreement there is no pending or, to the Borrower’s knowledge, threatened action, investigation or proceeding affecting the Borrower or any Restricted Subsidiaries before any court, Governmental Authority or arbitrator which if adversely determined could reasonably be expected to have a Material Adverse Effect.

5.07 ERISA Compliance. No Reportable Event has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Single Employer Plan, and each Single Employer Plan has, during this five-year period, complied in all material respects with the applicable provisions of ERISA and the Code. There is no outstanding Lien under ERISA or the Code with respect to any Single Employer Plan. On the Effective Date, the present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund the Plan as determined by the Plan’s actuary) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits. Neither the Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan with respect to which there is an outstanding liability, and neither the Borrower nor any Commonly Controlled Entity would become subject to any liability under ERISA if the Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. No such Multiemployer Plan is in Reorganization or Insolvency. Notwithstanding the foregoing, none of the events, acts or failures to act described in this Section 5.07 shall be deemed to result in a breach of a representation or warranty unless it could reasonably be expected to have a Material Adverse Effect.

5.08 Real Property. To the Borrower’s knowledge, each of the representations and warranties set forth in paragraphs (a) through (e) of this Section 5.08 is true and correct with respect to each parcel or real property owned or operated by the Borrower and the Restricted Subsidiaries (the “Properties”), except to the extent that the facts and circumstances giving rise to any such failure to be so true and correct would not reasonably be expected to have a Material Adverse Effect:

(a) The Properties do not contain, and have not previously contained, in, on, or under such Properties, including without limitation, the soil and groundwater thereunder, any Hazardous Materials in concentrations which violate Environmental Laws.

(b) The Properties and all operations and facilities at the Properties are in compliance with all Environmental Laws, and there is no Hazardous Materials contamination or violation of any Environmental Law which could interfere with the continued operation of any of the Properties or impair the fair saleable value of any thereof other than Hazardous Materials found in properties of similar age and type (e.g. the potential for asbestos containing material or lead paint present in compliance with Environmental Laws).

(c) Neither the Borrower nor any of the Restricted Subsidiaries has received any complaint, notice of violation, alleged violation, investigation or advisory action or of potential liability or of potential responsibility regarding environmental protection matters or permit compliance with regard to the Properties, nor is the Borrower aware that any Governmental Authority is contemplating delivery to the Borrower or any of the Restricted Subsidiaries of any such notice.

(d) Hazardous Materials have not been generated, treated, stored, disposed of, at, on or under any of the Properties, nor have any Hazardous Materials been transferred from the Properties to any other location, in either case, in a manner that violates any Environmental Law.

(e) There are no governmental, administrative actions or judicial proceedings pending or contemplated under any Environmental Laws to which the Borrower or any of the Restricted Subsidiaries is or will be named as a party with respect to the Properties, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements, outstanding under any Environmental Law with respect to any of the Properties.

5.09 Margin Regulations; Investment Company Act.

(a) The Borrower is generally not engaged in the business of extending credit or in the business of purchasing or carrying Margin Stock, and the Loans hereunder will not be used for the purpose of carrying Margin Stock in a manner which (i) would violate or result in a violation of Regulations T, U or X, or (ii) would constitute a Hostile Acquisition involving Margin Stock.

(b) None of the Borrower, any Person controlling the Borrower, or any Restricted Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.10 Taxes. The Borrower and the Restricted Subsidiaries have filed all Federal, state and other tax returns and reports required to be filed, and have paid all Federal, state and other taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except (a) those the failure to so file or pay would not in the aggregate have a Material Adverse Effect or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP, and (b) those required, levied or imposed by foreign governments if, in the opinion of the chief executive officer of the Borrower, the filing or payment thereof shall no longer be advantageous to the Borrower or the Restricted Subsidiaries in the conduct of their business and the failure to so file or pay would not in the aggregate have a Material Adverse Effect. There is no proposed tax assessment against the Borrower or any Restricted Subsidiary that would, if made, have a Material Adverse Effect.

5.11 Intellectual Property; License, Etc. The Borrower and each of the Restricted Subsidiaries owns, or is licensed, or otherwise has the right, to use, all patents, trademarks, service marks, trade names, copyrights and other intellectual property necessary to its business, and, except as set forth on Schedule 5.06, the use thereof by the Borrower and the Restricted Subsidiaries does not infringe on the rights of any other Person, except in each case where a failure to have such rights or such infringement would not have a Material Adverse Effect.

5.12 Disclosure. No statement, information, report, representation, or warranty made by the Borrower in any Loan Document or furnished to the Administrative Agent or any Lender by or on behalf of the Borrower in connection with any Loan Document when made contains any untrue statement of material fact or omits any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading in any material respect. This representation does not apply to estimates or projections of future performance, which the Borrower represents were or will be prepared in good faith based upon assumptions believed to be reasonable at the time of preparation.

5.13 Solvency. The Borrower and its Subsidiaries are, as of the Closing Date, after giving effect to the Exelis Acquisition and the makings of the Loans and applications of the proceeds thereof, on a consolidated basis, Solvent.

5.14 Anti-Money Laundering Laws/Patriot Act. The Borrower and its Subsidiaries (i) have conducted and will continue to conduct their business operations in compliance, in all material respects, with all applicable financial recordkeeping and reporting requirements, including those of the Bank Secrecy Act, the Patriot Act, and the applicable anti-money laundering statutes, rules and regulations of jurisdictions where the Borrower or its Subsidiaries conduct business (collectively, the “Anti-Money Laundering Laws”); (ii) have instituted and maintained and will continue to maintain policies and procedures designed to promote and achieve compliance with applicable Anti-Money Laundering Laws; and (iii) will not, directly or, to its knowledge after due inquiry, indirectly, use the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, to fund or facilitate any activities or business of any kind that would constitute or result in a violation of the Anti-Money Laundering Laws.

5.15 Sanctions. None of the Borrower nor any of its Subsidiaries (a) is a Sanctioned Person, (b) is a Person 50 percent or more owned by or otherwise controlled by one or more Sanctioned Persons, (c) has an officer, director or employee that is a Sanctioned Person, or (d) is located, organized or knowingly doing business in any Sanctioned Country. No part of the proceeds of any Loans hereunder will be used directly by the Borrower or any of its Subsidiaries or, to the knowledge of the Borrower, indirectly (i) to fund any operations, or finance any activities, by any of the Borrower or any of its Subsidiaries in a Sanctioned Country, or (ii) to finance any investment, or make any payments, by any of the Borrower or any of its Subsidiaries to a Sanctioned Person, a Person owned or controlled by one or more Sanctioned Persons, or a Sanctioned Country.

5.16 FCPA. The Borrower, its Subsidiaries and their respective directors, officers and employees and, to the knowledge of the Borrower, any agent of, and acting on behalf of, the Borrower and its Subsidiaries, (i) have conducted (other than as set forth in the Borrower’s annual report on Form 10-K for fiscal year ended June 27, 2014) and will continue to conduct their businesses operations in compliance with the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), the U.K. Bribery Act 2010, and all other applicable anti-corruption laws (collectively, the “Anti-Corruption Laws”) and (ii) have instituted and maintained and will continue to maintain policies and procedures designed to promote and achieve compliance with the Anti-Corruption Laws. The Borrower will not, directly or, to the knowledge of the Borrower, indirectly, use the proceeds of the Loans or lend, contribute or otherwise make available such proceeds to any Subsidiary, affiliate, joint venture partner or other Person or entity for the purpose of financing or facilitating any activity that would violate the Anti-Corruption Laws.

ARTICLE VI

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder or any Loan or other Obligation shall remain unpaid or unsatisfied, the Borrower shall, unless the Required Lenders shall otherwise consent in writing:

6.01 Reporting Requirements.

Deliver to the Administrative Agent (with sufficient copies for distribution to each Lender):

(a) as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, audited and accompanied by a report and opinion of Ernst & Young LLP, Deloitte & Touche USA LLP, PricewaterhouseCoopers LLP, KPMG LLP or another independent certified public accountant of nationally recognized standing reasonably acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with GAAP and shall not be subject to any qualifications or exceptions as to the scope of the audit nor to any going concern qualification;

(b) as soon as available, but in any event within 50 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income for such fiscal quarter and cash flows for the portion of the Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter or portion of the Borrower’s fiscal year then ended of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes;

(c) promptly after the sending or filing thereof, copies of all material reports which the Borrower sends to its stockholders generally, and copies of all reports and registration statements which the Borrower or any Restricted Subsidiary files with the Securities and Exchange Commission or any national securities exchange; provided that the Borrower shall not be required to furnish copies of registration statements filed on Form S-8, Form 144 or Forms 3, 4 or 5, or exhibits to the reports and registration statements referred to in this subsection (c);

(d) promptly subsequent to the rendering thereof and, upon a Responsible Officer becoming aware thereof, notice of the rendering against the Borrower or any Restricted Subsidiary of any final judgment or order for the payment of money in excess of $100,000,000 (or its equivalent in another applicable currency), together with a description in reasonable detail of the relevant circumstances and the action which the Borrower proposes to take in response thereto;

(e) promptly, notice of any Event of Default or any Default hereunder, together with a description in reasonable detail of the relevant circumstances and the action which the Borrower proposes to take in response thereto;

(f) promptly, notice of the occurrence of any ERISA Event that has resulted in or could reasonably be expected to result in a Material Adverse Effect; together with a description in reasonable detail of the relevant circumstances and the action which the Borrower proposes to take in response thereto;

(g) promptly, of any announcement by Moody’s, S&P or Fitch of any downgrade or possible downgrade in a Senior Debt Rating; and

(h) such other information respecting the conditions or operations, financial or otherwise, of the Borrower or any of its Subsidiaries as any Lender, through the Administrative Agent, may from time to time reasonably request and subject to restrictions imposed by applicable security clearance regulations, provided, however, that the Borrower shall only be required to use its commercially reasonable efforts with respect to requests for information regarding Unrestricted Subsidiaries.

Reports required to be delivered pursuant to Sections 6.01(a), (b) or (c) shall be deemed to have been delivered on the date on which the Borrower posts such reports on the Borrower’s website on the Internet at the website address listed on Schedule 10.02 hereof or when such report is posted on the Securities and Exchange Commission’s website at www.sec.gov; provided that (x) the Borrower shall deliver paper copies of such reports to the Administrative Agent upon request or to any Lender who requests the Borrower to deliver such paper copies until written request to cease delivering paper copies is given by the Administrative Agent or such Lender, and (y) the Borrower shall, on or before the required delivery date, notify by facsimile or electronic mail (unless requested by such Person to provide paper copies of any such notice) the Administrative Agent and each Lender of the posting of any such reports. The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the reports referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such reports.

6.02 Corporate Existence. Maintain its corporate existence and good standing in its jurisdiction of incorporation and maintain its qualification as a foreign corporation and good standing in all jurisdictions where the failure to so qualify would have a Material Adverse Effect.

6.03 Compliance with Laws, Etc. Comply, and cause each of the Restricted Subsidiaries to comply, with all applicable laws, rules, regulations and orders where the failure to so comply would have a Material Adverse Effect, such compliance to include, without limitation, paying before the same become delinquent all taxes, assessments and governmental charges imposed upon it or upon its property, except to the extent otherwise permitted by Section 6.08.

6.04 Certificates. Furnish to the Administrative Agent (in sufficient copies for distribution to each Lender), promptly following the filing of the financial statements referred to in Section 6.01(a) and (b), but in no case later than the deadlines set for the delivery of the applicable financial statements in those subsections, a Compliance Certificate signed by a Responsible Officer (a) stating that, to such Responsible Officer’s knowledge, the Borrower during such period has in all material respects observed or performed all of its covenants and other agreements and satisfied every condition contained in this Agreement and in each other Loan Document to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Event of Default except as specified in such certificate, and (b) showing in reasonable detail the calculation supporting such statement in respect of Sections 7.01(s), 7.03 and 7.06.

6.05 Covenant to Secure Obligations Equally. Without affecting the obligations of the Borrower under Section 7.01, if the Borrower or any Restricted Subsidiary shall create, assume, incur or suffer to exist any Lien upon any of their respective property or assets, whether now owned or hereafter acquired, other than Permitted Liens (unless written consent to the creation or assumption thereof shall have been obtained from the Required Lenders pursuant to Section 10.01), then the Borrower shall make or cause to be made effective provisions whereby the Obligations shall be secured by such Lien equally and ratably with any and all other Debt or other obligations thereby secured, and such security shall be created and conveyed by documentation satisfactory in scope, form and substance to the Administrative Agent and shall continue in full force and effect until the same is released by the Lenders, for as long as the Debt or other obligations are secured thereby and in any case the Obligations shall have the benefit, to the full extent that the holders may be entitled thereto under applicable law, of an equitable lien on such property or assets equally and ratably securing the Obligations.

6.06 Maintenance of Properties. Maintain all of its property in good repair, working order and condition, reasonable wear and tear excepted, and from time to time to make all proper repairs, renewals or replacements, betterments and improvements thereto so that the business carried on in connection therewith may be properly conducted at all times, and cause the Restricted Subsidiaries to do so, except where the failure to maintain, make such repairs, renewals, replacements, betterments or improvements would not, in the aggregate, have a Material Adverse Effect and for asset dispositions, transfers or sales not prohibited by Section 7.02.

6.07 Maintenance of Insurance. Keep, and cause each of the Restricted Subsidiaries to keep, all of its insurable properties insured against loss or damage by theft, fire, smoke, sprinklers, riot and explosion, such insurance to be in such form, in such amount and against such other risks and hazards as are customarily maintained (including risk retention) by other Persons operating similar businesses and having similar properties in the same general areas in which the Borrower and the Restricted Subsidiaries own property.

6.08 Taxes and Other Claims. Pay and discharge, and cause each of the Restricted Subsidiaries to pay and discharge, before the same shall become delinquent, (a) all tax liabilities, assessments and governmental charges or levies imposed upon it or its properties or assets, and (b) all known lawful claims which, if unpaid, might by law become a Lien upon its property; provided that neither the Borrower nor any of the Restricted Subsidiaries shall be required to pay or discharge (x) any such tax, assessment, charge or claim which is being contested in good faith and by proper proceedings and for which adequate reserves have been provided in accordance with GAAP or (y) any such taxes or assessments levied by foreign governments if, in the opinion of the chief executive officer of the Borrower, payment thereof shall no longer be advantageous to the Borrower or such Restricted Subsidiary in the conduct of its business and the failure to so pay would not in the aggregate have a Material Adverse Effect.

6.09 Environmental Laws.

(a) Comply with, and use commercially reasonable efforts to ensure compliance by all tenants and subtenants, if any, with all Environmental Laws and obtain and comply with and maintain, and ensure that all tenants and subtenants obtain and comply with and maintain, any and all licenses, approvals, registration or permits required by Environmental Laws, and cause each of the Restricted Subsidiaries to do so, except to the extent that failure to do so would not be reasonably expected to have a Material Adverse Effect;

(b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply with all lawful orders and directives of all Governmental Authorities respecting Environmental Laws, and cause each of the Restricted Subsidiaries to do so except to the extent that the same are being contested in good faith by appropriate proceedings and the pendency of such proceedings or the failure to so comply would not be reasonably expected to have a Material Adverse Effect; and

(c) Defend, indemnify and hold harmless the Administrative Agent and each Lender, and their respective employees, agents, officers and directors, from and against any actual and direct claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, known or unknown, contingent or otherwise, arising out of, or in any way relating to the violation of or noncompliance with any Environmental Laws applicable to the real property owned or operated by the Borrower or any of the Restricted Subsidiaries, or any orders, requirements or demands of Governmental Authorities related thereto, including, without limitation, reasonable attorney’s and consultant’s fees, investigation and laboratory fees, court costs and litigation expenses, except to the extent that any of the foregoing arise out of the gross negligence or willful misconduct of the party seeking indemnification therefor; provided that the indemnification provided for by this paragraph shall survive the repayment of the Obligations and the termination of the Commitments for a period of five years.

6.10 Books and Records. Keep, and cause each of its Material Subsidiaries to keep, proper books of record and account, containing complete and accurate entries in all material respects of all their respective financial and business transactions.

6.11 Compliance with ERISA. Do, and cause each of its Commonly Controlled Entities to do, each of the following: (a) maintain each Plan (other than a Multiemployer Plan) in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state law; (b) cause each Single Employer Plan which is qualified under Section 401(a) of the Code to maintain such qualification; and (c) make all required contributions to any Plan subject to Section 412 of the Code; except, in each case, where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

6.12 Visitation, Inspection, Etc. Permit and cause each of its Material Subsidiaries to permit (a) any representative of the Administrative Agent or the Required Lenders at the expense of the Administrative Agent or such Lenders, as the case may be unless an Event of Default has occurred and is continuing, to visit and inspect its properties, to examine its financial books and records and to make copies and take extracts therefrom all at such reasonable times and as often as the Administrative Agent or the Required Lenders may reasonably request after reasonable prior notice to the Borrower, and (b) permit any representative of the Administrative Agent or any Lender to discuss its affairs, finances and accounts with any of its officers and with its independent certified public accountants, all at such reasonable times and as often as the Administrative Agent or any Lender may reasonably request after reasonable prior notice to the Borrower; provided, however, if an Event of Default has occurred and is continuing, no prior notice shall be required. Notwithstanding anything to the contrary contained in this Section 6.12, the right of visitation and inspection shall be subject to reasonable limitations for security related precautions and subject to the confidentiality provisions contained in Section 10.08.

6.13 Sanctions, Export Controls, Anti-Corruption Laws and Anti-Money Laundering Laws. Maintain and enforce policies and procedures with respect to itself and its Subsidiaries reasonably designed to ensure compliance with applicable Sanctions, export controls, Anti-Corruption Laws and Anti-Money Laundering Laws.

6.14 Subsidiary Guarantee. In the event that any Restricted Subsidiary (other than a Foreign Subsidiary) of the Borrower (including following the Closing Date, the Acquired Business) incurs, borrows or guarantees any Debt in a committed or outstanding principal amount in excess of $100,000,000 or it is otherwise agreed by the Administrative Agent and the Borrower that any such Restricted Subsidiary shall become a Guarantor, the Borrower shall (within ten Business Days of such Restricted Subsidiary having incurred, borrowed or guaranteed such Debt or within 20 Business Days of the Borrower having agreed that such Restricted Subsidiary shall become a Guarantor (or, in each case, such longer period as the Administrative Agent may approve, such approval not to be unreasonably withheld, delayed or conditioned)) cause such Restricted Subsidiary to execute and deliver to the Administrative Agent the Guarantee or a supplement to the Guarantee (and in connection therewith, provide to the Administrative Agent such documents with respect to such Restricted Subsidiary corresponding to those set forth in Section 4.01(a)(ii) and (iii)); provided that in no event shall Exelis or its Subsidiaries be required to become a Guarantor prior to ten Business Days following the Closing Date. Each Guarantor shall be released from its Guarantee upon the Borrower’s written request to the Administrative Agent at such time as such Restricted Subsidiary does not or shall no longer have any Debt outstanding or guarantee (other than pursuant to its Guarantee) any Debt, in each case in a committed or outstanding principal amount in excess of $100,000,000.

ARTICLE VII

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder or any Loan or other Obligation shall remain unpaid or unsatisfied, the Borrower shall not, without the written consent of the Required Lenders:

7.01 Liens. Create, assume, incur or suffer to exist, or allow any Restricted Subsidiary to create, assume, incur or suffer to exist, except by a Restricted Subsidiary in favor of the Borrower or another wholly-owned Restricted Subsidiary, any Lien on any of its property or assets or any shares of capital stock or indebtedness of any Restricted Subsidiary, whether now owned or hereafter acquired, or assigned, except:

(a) Liens incurred (x) in connection with the cash collateralization of letters of credit required under the Existing Revolving Credit Agreement or any refinancing or replacement thereof or (y) to secure the Obligations in compliance with Section 6.05;

(b) Liens for taxes not yet due, or Liens for taxes being contested in good faith and by appropriate proceedings for which adequate reserves have been established in accordance with GAAP;

(c) Liens in respect of property or assets of the Borrower or any Restricted Subsidiary imposed by Law, which were incurred in the ordinary course of business, such as carriers’, warehousemen’s and mechanics’ liens and other similar Liens arising in the ordinary course of business and (i) which do not in the aggregate materially detract from the value of such property or assets or materially impair the use thereof in the operations of the business of the Borrower or any Restricted Subsidiary or (ii) which are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP and which proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien;

(d) Liens existing prior to the time of acquisition (other than Liens created, assumed or incurred in anticipation of acquisition) upon any property acquired by the Borrower or any Restricted Subsidiary through purchase, merger or consolidation or otherwise, if the payment of the indebtedness secured thereby or interest thereon will not become, by assumption or otherwise, a personal obligation of the Borrower or a Restricted Subsidiary (other than a Person that becomes a Restricted Subsidiary as a result of such acquisition);

(e) any Lien placed upon property hereafter acquired by the Borrower or any Restricted Subsidiary or placed upon any equipment, land, buildings, or other properties purchased or constructed which secures Debt incurred for its purchase or construction; provided that (i) such Lien shall cover only hereafter acquired property or property on which construction occurs, and (ii) any such Lien shall be created within six months of the acquisition of, or completion of construction on, such property; and provided, further, that the amount of Debt secured by any such Lien shall not exceed 100% of the lesser of the fair market value at the time of acquisition or the cost of the encumbered property, equipment, land or building, or construction costs, as the case may be;

(f) Liens (other than any Lien imposed pursuant to Sections 303 or 4068 of ERISA or Section 430 of the Code) arising by reason of deposits with, or the giving of any form of security to, any Governmental Authority or any body created or approved by Law, which is required by Law as a condition to the transaction of any business, or the exercise of any privilege or license, or to enable the Borrower or a Restricted Subsidiary to maintain self-insurance or to participate in any arrangements established by Law to cover any insurance risks or in connection with workmen’s compensation, unemployment insurance, old age pensions, social security or similar matters;

(g) judgment liens securing judgments, none of which individually exceed $100,000,000, so long as the finality of any such judgment is being contested in good faith and execution thereon is stayed and adequate reserves have been established in accordance with GAAP;

(h) easements or similar encumbrances, the existence of which does not materially impair the use or value of the property subject thereto for the purposes for which it is held or was acquired;

(i) lessors’ and landlords’ Liens on fixtures and movable property (other than computer equipment) located on premises leased in the ordinary course of business, so long as the rent secured by said fixtures and movable property is not in default, and any deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(j) Liens consisting of leases (whether “true” leases or capitalized leases) of computer or other office equipment entered into in the ordinary course of business;

(k) Liens, pledges or deposits made in connection with Government Contracts insofar as such Liens, pledges or deposits relate to property manufactured, installed, constructed, acquired or to be supplied by, or property furnished to, the Borrower or a Restricted Subsidiary pursuant to, or to enable the performance of, such Government Contracts, or property the manufacture, installation, construction or acquisition of which any Governmental Authority thereof finances or guarantees the financing of, pursuant to, or to enable the performance of, such Government Contracts; or deposits or Liens, made pursuant to such Government Contracts, of or upon moneys advanced or paid pursuant to, or in accordance with the provisions of, such Government Contracts, or of or upon any materials or supplies acquired for the purposes of the performance of such Government Contracts; or the assignment or pledge to any Person, to the extent permitted by Law, of the right, title and interest of the Borrower or a Restricted Subsidiary in and to any Government Contract, or in and to any payments due or to become due thereunder, to secure indebtedness incurred and owing to such Person for funds or other property supplied, constructed or installed for or in connection with the performance by the Borrower or such Restricted Subsidiary of its obligations under such Government Contract;

(l) any mortgage or other Lien in favor of the United States of America or any State thereof, or political subdivision of the United States of America or any State thereof, or any department, agency or instrumentality of the United States of America or any State thereof, or any such political subdivision, to secure Debt incurred for the purpose of financing the acquisition, construction or improvement of all or any part of the property subject to such mortgage or other Lien; provided, that (i) any such Lien shall cover only such acquired property or property on which construction of improvements occurs, and (ii) any such Lien shall be created within six months of the acquisition of or construction or improvement on such property; and provided, further, that (x) the amount of Debt secured by any such Lien shall not exceed 100% of the lesser of the fair market value at the time of acquisition or construction or the cost of the encumbered property, equipment, land or building, as the case may be and (y) the aggregate amount of all Debt and other indebtedness secured by all such Liens shall not exceed $100,000,000 at any time during the term of this Agreement;

(m) any Lien securing Debt of a Restricted Subsidiary (i) existing on any asset of any Person at the time such Person becomes a Restricted Subsidiary, (ii) existing on any asset of any Person at the time such Person is merged with or into the Borrower or any Restricted Subsidiary or (iii) existing on any asset prior to the acquisition thereof by the Borrower or any Restricted Subsidiary; provided, that any such Lien referred to in clauses (i), (ii) and (iii) was not created in the contemplation of any of the foregoing, and any such Lien secures only those obligations which it secures on the date that such Person becomes a Restricted Subsidiary or the date of such merger or the date of such acquisition;

(n) any Lien created in connection with the refinancing, renewal or extension of any obligations, Debt or claims secured by a Lien of the type described in subsections (d), (e), (f), (g) and (m) above which is limited to the same property; provided that the aggregate amount of the Debt or claims secured by such refinancing, renewal or extension Lien does not exceed the aggregate amount thereof secured by the Lien so refinanced, renewed or extended and outstanding at the time of such refinancing, renewal or extension;

(o) Liens on accounts receivable, notes, chattel paper and related property subject to a Securitization, provided that the applicable amount of any and all such Securitizations at any time outstanding, shall not at any time exceed the amount of $375,000,000 less any Vendor Finance Investments (other than any Vendor Finance Investments to the extent covered by independent third-party credit insurance as to which the insurer does not dispute coverage) then maintained by the Borrower or the Restricted Subsidiaries;

(p) [reserved];

(q) Liens in connection with the deposit of cash or cash equivalents from the proceeds of any Refinancing Debt;

(r) any licenses, covenants not to sue or other rights granted to third parties under patents, trademarks, service marks, trade names, copyrights or other intellectual property of the Borrower or any Restricted Subsidiary in the ordinary course of business; and

(s) any other Liens (other than Liens set forth in subsections (a) through (r) or Liens incurred in connection with a Securitization), provided that the sum of (i) the aggregate amount of Debt and other indebtedness secured by all such Liens permitted under this subsection (s), (ii) the aggregate monetary obligations in respect of transactions permitted pursuant to the proviso of Section 7.03 and (iii) the applicable amount of all Securitizations of the Borrower and the Restricted Subsidiaries shall not at any time exceed 25% of Total Capital.

7.02 Merger, Consolidation and Sale of Assets.

(a) Merge or consolidate with or sell, assign, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to any Person, or permit any of its Material Subsidiaries (or any group of the Restricted Subsidiaries which taken as a whole would constitute a Material Subsidiary) to do so, except that (i) any such Restricted Subsidiary may merge into or consolidate with or transfer assets to the Borrower or any other Restricted Subsidiary or (ii) any other such Restricted Subsidiary and the Borrower may merge with any other Person provided in each case that, immediately thereafter and giving effect thereto, no event shall have occurred and be continuing which constitutes a Default or an Event of Default and, in the case of any such merger or consolidation to which the Borrower is a party, the Borrower is the surviving corporation.

(b) Sell, assign, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of the assets of any line of business or other division of the Borrower or any Restricted Subsidiary, including through a spin-off, reverse spin-off, split-off or similar transaction (each, a “Divestiture”), except that the Borrower or any Restricted Subsidiary may undertake (i) any transfer of assets to the Borrower or to any wholly-owned Restricted Subsidiary, as applicable, provided that, after the consummation of any such Divestiture, the Borrower shall not distribute any dividend to the shareholders of the Borrower payable in capital stock of such Restricted Subsidiary or any successor or assignee Restricted Subsidiary to which such assets have subsequently been transferred except in compliance with Section 7.02(b)(ii), and (ii) any other Divestiture to the extent that after giving effect thereto, (A) the aggregate book value of all assets that have been transferred in connection with any and all other Divestitures pursuant to this clause (ii) after the Closing Date does not exceed as of the date of any such Divestiture 40% of Consolidated Total Assets on a pro forma basis as of the last day of the most recently ended fiscal quarter or fiscal year for which a Compliance Certificate has been delivered pursuant to Section 6.04 and (B) the Consolidated EBIT on a pro forma basis attributable to the stock or assets sold in all Divestitures pursuant to this clause (ii) after the Closing Date, measured for the last trailing four fiscal quarter period prior to consummation of each such Divestiture, does not exceed 20% of the Consolidated EBIT for the most recently ended fiscal quarter for which a Compliance Certificate has been delivered pursuant to Section 6.04.

7.03 Sale and Leaseback. Enter into any arrangement for a term exceeding five years with any investor or to which such investor is a party providing for the leasing by the Borrower or any Material Subsidiary of real or personal property which has been or is to be sold or transferred by the Borrower or any Material Subsidiary to such investor or to any Person to whom funds have been or are to be advanced by such investor on the security of such property or rental obligations of the Borrower or any Material

Subsidiary; provided that the Borrower or any Material Subsidiary may enter into any such arrangement if the sum of (a) the aggregate monetary obligations in respect of all such transactions, including the proposed sale-leaseback transaction, plus (b) the aggregate amount of Debt secured by any Liens permitted by Section 7.01(s), plus (c) the applicable amount of all Securitizations of the Borrower and all of the Restricted Subsidiaries, shall not exceed 25% of Total Capital.

7.04 Certain Investments. Make or maintain any Vendor Finance Investments (other than Vendor Finance Investments to the extent covered by independent third-party credit insurance as to which the insurer does not dispute coverage) that exceed in the aggregate, together with all other Vendor Finance Investments then outstanding $375,000,000 less the aggregate applicable amount of all Securitizations of the Borrower and the Restricted Subsidiaries at any time outstanding.

7.05 Use of Proceeds. Use, or allow any Restricted Subsidiary to use, directly or indirectly, the proceeds of any Loan (a) in contravention of Sections 5.09, 5.14, 5.15 or 5.16 or (b) for any purpose other than consummating the Transactions.

7.06 Consolidated Total Indebtedness to Total Capital. Permit the ratio of Consolidated Total Indebtedness (excluding Excluded Financial Covenant Debt, and it being understood that “Consolidated Total Indebtedness” does not include pension liabilities) to Total Capital (excluding the Net Worth of Unrestricted Subsidiaries) to be greater than (x) 0.675:1.00 from the Closing Date until and including the date that is 9 months following the Closing Date and (y) 0.65:1.00, thereafter. Compliance with this requirement shall be required at all times following the making of the Loans and shall be reported for the last day of each fiscal quarter commencing with the fiscal quarter ending closest to March 31, 2015.

7.07 Restrictive Agreements. Enter into, incur or permit to exist, or permit any Material Subsidiary to, enter into, incur or permit to exist, directly or indirectly, any agreement that prohibits, restricts or imposes any condition upon the ability of any Material Subsidiary to pay dividends or other distributions with respect to its common stock, to make or repay loans or advances to the Borrower or any other Restricted Subsidiary or to transfer any of its property or assets to the Borrower or any Restricted Subsidiary; provided, that (i) the foregoing shall not apply to restrictions or conditions imposed by Law or by this Agreement, any other Loan Document, the Bridge Loan Agreement (as in effect on the date hereof) or the Existing Revolving Credit Agreement (as in effect on the date hereof) and (ii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Material Subsidiary pending such sale, provided such restrictions and conditions apply only to the Material Subsidiary that is sold and such sale is not prohibited hereunder.

7.08 Hedging Transactions. Enter into, or permit any of the Restricted Subsidiaries to enter into, any Hedging Arrangement, other than Hedging Arrangements entered into in the ordinary course of business to hedge or mitigate risks to which the Borrower or any Restricted Subsidiary is exposed in the conduct of its business or the management of its liabilities. Solely for the avoidance of doubt, the Borrower acknowledges that a Hedging Arrangement entered into for speculative purposes or of a speculative nature (which shall be deemed to include any Hedging Arrangement under which the Borrower or any of the Restricted Subsidiaries is or may become obliged to make any payment (i) in connection with the purchase by any third party of any common stock or any Debt or (ii) as a result of changes in the market value of any common stock or any Debt; but excluding any Hedging Arrangement tied to the market value of any common stock, equity security or any Debt if the Borrower holds an investment in such common stock, equity security or Debt at the time the Hedging Arrangement is executed) is not a Hedging Arrangement entered into in the ordinary course of business to hedge or mitigate risks.

7.09 Unrestricted Subsidiary Investment. Make or maintain any investment in common stock, evidence of indebtedness or other securities (including any option, warrant, or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, guarantee or otherwise become liable with respect to any obligations of, or make or permit to exist any investment or any other interest in, any Unrestricted Subsidiary other than up to $375,000,000 of investment in Unrestricted Subsidiaries after the Closing Date.

ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES

8.01 If any of the following events (“Events of Default”) shall occur and be continuing:

(a) Non-Payment. The Borrower shall fail to pay (i) any amount of principal of any Loan when due; (ii) any interest on any Loan when due and such failure shall remain unremedied for five days; or (iii) within ten days after the same becomes due and the Borrower shall have received written notice thereof from the Administrative Agent or any Lender, any other amount payable hereunder or under any other Loan Document; or

(b) Specific Covenants.

(i) The Borrower shall have failed to perform or observe any term, covenant or agreement contained in any of Sections 6.01(e), 6.02, 6.05 or Article VII; or

(ii) The Borrower shall have failed to perform or observe any term, covenant or agreement contained in any of Sections 6.01(a) or (b) or 6.04 and such failure continues for 30 days after a Responsible Officer of the Borrower becomes aware or, through the exercise of reasonable diligence, should have become aware of such failure; or

(c) Other Defaults. The Borrower shall have failed to perform or observe any other covenant or agreement (not specified in subsection (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after written notice thereof shall have been given to the Borrower by the Administrative Agent or any Lender; or

(d) Representations and Warranties. Any representation or warranty made or deemed made by the Borrower herein or by the Borrower (or any of its officers) in connection with this Agreement or any other Loan Document shall prove to have been incorrect in any material respect when made or deemed made; or

(e) Payment of Debt. The Borrower or any of its Restricted Subsidiaries shall (i) fail to make any principal payment on account of any Debt (excluding the Obligations) or Hedging Arrangement of the Borrower or such Restricted Subsidiary (as the case may be) having an outstanding principal amount (or notional amount in the case of a Hedging Arrangement) individually or in the aggregate that exceeds $100,000,000 (including any interest or premium thereon), when due (whether at scheduled maturity, upon required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt or Hedging Arrangement, or (ii) fail to perform or observe any term, covenant or condition on its part to be performed or observed under any agreement or instrument relating to any such Debt (but not including Hedging Arrangements) when required to be performed or observed, and such failure shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such failure to perform or observe is to accelerate, or to permit the acceleration of, the maturity of such Debt; or any such Debt that aggregates to more than $100,000,000 shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment and other than as a consequence of the sale, pledge or other disposition by the Borrower of Margin Stock), prior to the stated maturity thereof; or

(f) Insolvency Proceedings, Etc. (i) The Borrower or any Material Subsidiary shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets, or the Borrower or any Material Subsidiary shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Borrower or any Material Subsidiary any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period in excess of 60 days; or (iii) there shall be commenced against the Borrower or any Material Subsidiary any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) the Borrower or any Material Subsidiary shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clauses (i), (ii), or (iii) above; or (v) the Borrower or any Material Subsidiary shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g) Judgments. A final judgment or order known to the Borrower for the payment of money in excess of $100,000,000, or its equivalent in another applicable currency (exclusive of the amount thereof covered by insurance, provided that the insurance carrier has acknowledged coverage), or any other final non-monetary judgment otherwise having a Material Adverse Effect, shall be rendered against the Borrower or any Restricted Subsidiary and not paid and either (i) enforcement proceedings shall have been commenced upon such judgment or order and such proceedings are not being contested in good faith or (ii) a stay of enforcement of such judgment or order or similar relief, by reason of a pending appeal or otherwise, shall not be in effect with respect to such judgment or order for any period of 30 consecutive days; provided that the circumstances described in clause (i) or (ii) above, as to such a judgment or order which is rendered by any foreign Governmental Authority in an amount not exceeding $100,000,000 and which has not been confirmed in any way by any Governmental Authority in the United States shall not give rise to any Event of Default under this subsection (g) if the Lenders shall have been furnished (promptly after the Borrower shall have knowledge of the commencement of any such proceedings or any such 30 day period and promptly upon obtaining knowledge of any material change in such circumstances) with a copy (certified by a Responsible Officer of the Borrower) of a resolution adopted by the board of directors or a committee of the board of directors of the Borrower to the effect that, having considered the advice of counsel, it has been determined to be in the best interests of the Borrower to permit such circumstances to exist and directing the appropriate officers of the Borrower to notify the Lenders of all material developments relating to such judgment or order (including any significant modification of such determination); or

(h) ERISA. (i) Any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Single Employer Plan for which a statutory or class exemption is not available or a private exemption therefore has not previously been obtained, (ii) any failure to satisfy the “minimum funding standard” (as defined in Section 412 of the Code or Section 302 of ERISA) with respect to any Single Employer Plan, whether or not any funding deficiency related thereto is waived, (iii) a Reportable Event shall occur with respect to any Single Employer Plan, or proceedings shall commence to have any Single Employer Plan terminated or to have a trustee appointed, or a trustee shall be appointed, to administer any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Administrative Agent, likely to result in the termination of such Plan for purposes of Title IV of ERISA at a time when such Single Employer Plan’s liabilities exceed its assets, (iv) any Single Employer Plan shall terminate in a “distress termination” (as defined in Section 4041(c) of ERISA) or (v) the Borrower or any Commonly Controlled Entity shall, or in the reasonable opinion of the Administrative Agent is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan; and in each case in clauses (i) through (v) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to subject the Borrower or any of its Restricted Subsidiaries to any tax, penalty or other liabilities in the aggregate in excess of $100,000,000; or

(i) Invalidity of Loan Documents. Any provision of this Agreement or any material provision of any other Loan Document, at any time after its execution and delivery and for any reason other than the agreement of all the Lenders or satisfaction in full of all the Obligations, ceases to be in full force and effect, or is declared by a court of competent jurisdiction to be null and void, invalid or unenforceable in any respect; or the Borrower denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or

(j) Change of Control. There occurs any Change of Control of the Borrower;

then, the Administrative Agent (A) at any time prior to the Closing Date during which an Event of Default pursuant to Section 8.01(a) has occurred and is continuing, shall at the request, or may with the consent of the Required Lenders, by notice to the Borrower, declare the Commitment of each Lender to make Loans to be terminated, whereupon the same shall forthwith terminate, and (B) at any time following the making of the Loans on the Closing Date during which any Event of Default has occurred and is continuing, shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower: (i) declare the Commitment of each Lender to make Loans to be terminated, whereupon such Commitments and obligation shall be terminated; (ii) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and (iii) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable law; provided, however, that upon the occurrence of any event specified in subsection (f) above with respect to the Borrower or any Material Subsidiary, the Commitment of each Lender to make Loans shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, in each case pursuant to clauses (A) or (B) without further act of the Administrative Agent or any Lender.

ARTICLE IX

ADMINISTRATIVE AGENT

9.01 Appointment and Authorization of Administrative Agent. Each Lender hereby irrevocably (subject to Section 9.09) appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

9.02 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct.

9.03 Liability of Administrative Agent. No Agent-Related Person shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct in connection with its duties expressly set forth herein), or (b) be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by the Borrower or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of the Borrower or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Borrower or any of its Affiliates.

9.04 Reliance by Administrative Agent.

(a) The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation (including any electronic message, posting or other distribution) believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders or all the Lenders if applicable and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders or all the Lenders, if required hereunder, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and participants. Where this Agreement expressly permits or prohibits an action unless the Required Lenders or all the Lenders if applicable otherwise determine, the Administrative Agent shall, and in all other instances, the Administrative Agent may, but shall not be required to, initiate any solicitation for the consent or a vote of the Lenders.

(b) For purposes of determining compliance with the conditions specified in Section 4.01 and Section 4.02, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter either sent by the Administrative Agent to such Lender for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender.

9.05 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. The Administrative Agent will notify the Lenders of its receipt of any such notice. The Administrative Agent shall take such action with respect to such Default or Event of Default as may be directed by the Required Lenders in accordance with Article VIII; provided, however, that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the Lenders.

9.06 Credit Decision; Disclosure of Information by Administrative Agent. Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by the Administrative Agent hereinafter taken, including any consent to and acceptance of any assignment or review of the affairs of the Borrower or any of its Affiliates, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and its respective Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Borrower or any of its respective Affiliates which may come into the possession of any Agent-Related Person.

9.07 Indemnification of Administrative Agent. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand the Administrative Agent in its capacity as such and each Agent-Related Person while acting for or on behalf of the Administrative Agent in such capacity (to the extent not reimbursed by or on behalf of the Borrower and without limiting the obligation of the Borrower to do so), pro rata based on the applicable Pro Rata Shares (at the time the claim was asserted), and hold harmless the Administrative Agent in its capacity as such and each Agent-Related Person while acting for or on behalf of the Administrative Agent in such capacity from and against any and all Indemnified Liabilities incurred by it; provided, however, that no Lender shall be liable for the payment to the Administrative Agent or any Agent-Related Person of any portion of such Indemnified Liabilities resulting from such Person’s gross negligence or willful misconduct (as determined by a final, non-appealable judgment of a court of competent jurisdiction); provided, further, however, that no action taken in accordance with the directions of the Required Lenders or all the Lenders if applicable shall be deemed to constitute gross negligence, bad faith or willful misconduct for purposes of this Section. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrower. The undertaking in this Section shall survive termination of the Commitments, the payment of all Obligations hereunder and the resignation or replacement of the Administrative Agent.

9.08 Administrative Agent in its Individual Capacity. MSSF and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Borrower and its respective Affiliates as though MSSF were not the Administrative Agent hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, MSSF or its Affiliates may receive information regarding the Borrower or its Affiliates (including information that may be subject to confidentiality obligations in favor of the Borrower or any such Affiliate) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them. With respect to its Loans, MSSF shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” include MSSF in its individual capacity.

9.09 Successor Administrative Agent.

(a) The Administrative Agent may resign as Administrative Agent upon 30 days’ notice to the Lenders. If the Administrative Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders a successor administrative agent for the Lenders, the appointment of which successor administrative agent shall be subject to the consent of the Borrower at all times other than during the existence of an Event of Default (which consent of the Borrower shall not be unreasonably withheld or delayed). If no successor administrative agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders and the Borrower, a successor administrative agent from among the Lenders.

(b) Upon the acceptance of its appointment as successor administrative agent hereunder, such successor administrative agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the term “Administrative Agent” shall mean such successor administrative agent and the retiring Administrative Agent’s appointment, powers and duties as Administrative Agent shall be terminated. After any retiring or removed Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article IX and Sections 10.03 and 10.13 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement. If no successor administrative agent has accepted appointment as Administrative Agent by the date which is 30 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Required Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.

9.10 Other Agents, Arrangers. None of the Lenders identified on the facing page or signature pages of this Agreement as an “Arranger”, the “Documentation Agent”, a “Co-Syndication Agent” or a “Co-Managing Agent” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on the Administrative Agent or any of the Lenders so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

9.11 Withholding Tax. To the extent required by any applicable Law, the Administrative Agent may withhold from any interest payment to any Lender an amount equivalent to any applicable withholding tax. If the Internal Revenue Service or any authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason), such Lender shall indemnify the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including penalties and interest, together with all expenses incurred, including legal expenses, allocated staff costs and any out of pocket expenses.

9.12 Administrative Agent May File Proofs of Claim.

(a) In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Borrower, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(i) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and its agents and counsel and all other amounts due the Lenders and the Administrative Agent under Section 10.04) allowed in such judicial proceeding; and

(ii) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same.

(b) Any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 10.04 and Section 10.05.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

ARTICLE X

MISCELLANEOUS

10.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall, unless in writing and signed by each of the Lenders directly affected thereby and by the Borrower, do any of the following:

(a) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Article VIII);

(b) postpone any date fixed by this Agreement or any other Loan Document for any payment or mandatory prepayment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document;

(c) reduce the principal of, or the rate of interest specified herein on, any Loan, or (subject to clause (iii) of the proviso below) any fees or other amounts payable hereunder or under any other Loan Document; provided, however, that only the consent of the Required Lenders and the Borrower shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate;

(d) change the aggregate unpaid principal amount of the Loans which is required for the Lenders or any of them to take any action hereunder;

(e) change the Pro Rata Share of any Lender (except for any such change resulting from Section 3.06(b) or Section 10.15) or a Lender’s right to receive its Pro Rata Share of payments or proceeds under Sections 2.11;

(f) amend this Section 10.01 or Section 2.12, or any provision herein providing for consent or other action by all the Lenders; or

(g) release any Guarantor from its Guarantee other than a release made in accordance with the applicable provision of this Agreement or such Guarantee.

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Required Lenders or all the Lenders, as the case may be, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document and (ii) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the respective parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended, and amounts payable to such Lender hereunder may not be permanently reduced, without the consent of such Lender (other than reductions in fees and interest in which such reduction does not disproportionately affect such Lender). At the Borrower’s option, any amendment, waiver or consent may apply to only one Class, in which case only the Required Lenders of such Class shall be needed to approve such amendment, waiver or consent; provided that any such amendment, waiver or consent that provides Guarantees and/or collateral to one Class and not the other prior to the maturity date of the other Class shall require the consent of the Required Lenders of both Classes voting together. Notwithstanding anything contained herein to the contrary, this Agreement may be amended and restated without the consent of any Lender (but with the consent of the Borrower and the Administrative Agent) if, upon giving effect to such amendment and restatement, such Lender shall no longer be a party to this Agreement (as so amended and restated), the Commitments of such Lender shall have terminated (but such Lender shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, 10.04 and 10.05), such Lender shall have no other commitment or other obligation hereunder and shall have been paid in full all principal, interest and other amounts owing to it or accrued for its account under this Agreement. Notwithstanding the foregoing or any other provision of this Agreement, in the event that the terms of this Agreement are required to be modified as specified in the applicable provisions of the Fee Letter, then this Agreement shall be deemed modified (to the extent not adverse to the Lenders) in accordance therewith, effective immediately upon written notice thereof being given by the Administrative Agent to the Borrower and the Lenders and without requiring any other action to be taken hereunder.

10.02 Notices and Other Communications; Facsimile Copies; General. Unless otherwise expressly provided herein, all notices, requests, demands, consents and other communications provided for hereunder shall be in writing (including by facsimile transmission) and mailed, faxed or delivered, to the address, facsimile number or (subject to subsection (c) below) electronic mail address (i) specified for notices on Schedule 10.02 in the case of the Borrower or the Administrative Agent, (ii) set forth in the Administrative Questionnaire or the Assignment and Acceptance executed by such Lender, in the case of any other Lender, or (iii) in the case of the Borrower or the Administrative Agent, as shall be otherwise designated by such party in a notice to the other parties, and in the case of any other party, as shall be otherwise designated by such party in a notice to the Borrower and the Administrative Agent. All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the intended recipient and (ii) (A) if delivered by hand or by courier, when signed for by the intended recipient; (B) if delivered by mail, four Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of subsection (c) below), when delivered; provided, however, that notices and other communications to the Administrative Agent pursuant to Article II shall not be effective until actually received by the Administrative Agent. Any notice or other communication permitted to be given, made or confirmed by telephone hereunder shall be given, made or confirmed by means of a telephone call to the intended recipient at the number specified on Schedule 10.02, it being understood and agreed that a voicemail message shall in no event be effective as a notice, communication or confirmation hereunder.

(a) Effectiveness of Facsimile/PDF Documents and Signatures. The Loan Documents may be transmitted and/or signed by facsimile or by electronic mail in pdf form. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually signed originals and shall be binding on the Borrower, the Administrative Agent and the Lenders. The Administrative Agent may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

(b) Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify each Agent-Related Person and each Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

(c) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II unless such Lender and the Administrative Agent have agreed to receive notices under such Article by electronic communication and have agreed to the procedures governing such communications. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

10.03 No Waiver; Cumulative Remedies. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein or therein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.04 Attorney Costs, Expenses and Taxes. The Borrower agrees (a) to pay or reimburse the Administrative Agent for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the development, preparation, negotiation, syndication and execution of this Agreement and the other Loan Documents and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated hereby or thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all Attorney Costs incurred by the Administrative Agent, and (b) to pay or reimburse the Administrative Agent and each Lender for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or the other Loan Documents (including all such non-duplicative costs and expenses incurred during any “workout” or restructuring in respect of the Obligations and during any legal proceeding, including any proceeding under any Debtor Relief Law), including all Attorney Costs. The foregoing costs and expenses shall include all search, filing, recording, title insurance and appraisal charges and fees and taxes related thereto, and other out-of-pocket expenses incurred by the Administrative Agent and the cost of independent public accountants and other outside experts retained by the Administrative Agent or any Lender. The Borrower shall not be required to pay the fees and expenses of more than one counsel for the Administrative Agent or any Lender under clause (b) of this section unless the employment of separate counsel has been authorized by the Borrower (such authorization not to be unreasonably withheld or delayed). The agreements in this Section 10.04 shall survive the termination of the Commitments and repayment of all other Obligations.

10.05 Indemnification by the Borrower.

(a) Whether or not the transactions contemplated hereby are consummated, the Borrower agrees to indemnify, save and hold harmless each Agent-Related Person, the Arrangers, each Lender and their respective Affiliates, directors, officers, employees, counsel, advisors, agents and attorneys-in-fact (collectively the “Indemnitees”) from and against: (a) any and all claims, demands, actions or causes of action that are asserted against any Indemnitee by any Person relating directly or indirectly to a claim, demand, action or cause of action that such Person asserts or may assert against the Borrower, any of its Affiliates or any of their respective officers or directors; (b) any and all claims, demands, actions or causes of action that may at any time (including at any time following repayment of the Obligations and the resignation or removal of the Administrative Agent or the replacement of any Lender) be asserted or imposed by the Borrower, any of its Affiliates or any other Person against any Indemnitee, arising out of or relating to, the Loan Documents, the Commitments or the use or contemplated use of the proceeds of any Loans; (c) any administrative or investigative proceeding by any Governmental Authority arising out of or related to a claim, demand, action or cause of action described in subsection (a) or (b) above; (d) any and all liabilities (including liabilities under indemnities), losses, costs or expenses (including Attorney Costs) that any Indemnitee suffers or incurs as a result of the assertion of any foregoing claim, demand, action, cause of action or proceeding, or as a result of the preparation of any defense in connection with any foregoing claim, demand, action, cause of action or proceeding, in all cases, whether or not arising out of the negligence of an Indemnitee, and whether or not an Indemnitee is a party to such claim, demand, action, cause of action or proceeding; and (e) any civil penalty or fine assessed by OFAC against, and all reasonable costs and expenses (including counsel fees and disbursements) incurred in connection with defense thereof, by the Administrative Agent or any Lender as a result of conduct of the Borrower that violates a sanction enforced by OFAC (all the foregoing, collectively, the “Indemnified Liabilities”); provided that no Indemnitee shall be entitled to indemnification from the Borrower (i) for any claim caused by its own gross negligence, bad faith or willful misconduct, or that of any of its Affiliates, officers, employees, advisors, or agents, as determined by a court of competent jurisdiction by final nonappealable judgment or (ii) for any loss or Indemnified Liabilities asserted against it by another Indemnitee, so long as such loss or Indemnified Liability does not involve an act or omission by either the Borrower or any of its respective affiliates and are not brought against such Indemnitee in such capacities as an agent or Arrangers or similar role under this Agreement. The agreements in this Section 10.05 shall survive the termination of the Commitments and repayment of all other Obligations. In no case shall the Borrower be required to indemnify an Indemnitee in respect of any indirect or special or consequential damages, except to the extent any such damages are paid or payable by an Indemnitee.

(b) The Administrative Agent and each Lender agree that if any investigation, litigation, suit, action, or proceeding is asserted or threatened in writing or instituted against it or any other Indemnitee, or any remedial, removal or response action is requested of it or any other Indemnitee for which the Administrative Agent or any Lender may desire indemnity or defense hereunder, the Administrative Agent or such Lender shall, to the extent permitted or practicable, promptly notify the Borrower thereof in writing; provided that any failure on the part of the Administrative Agent or any Lender to provide such notice shall not be deemed a waiver of the rights of the Administrative Agent or any such Lender to seek indemnity from the Borrower in respect of any such investigation, litigation, suit, proceeding or action. The Borrower shall only be obligated to reimburse the Indemnitees for the fees and expenses of one counsel, of reasonable and necessary local counsel (limited to one such local counsel in each jurisdiction) plus one specialist counsel in any applicable specialty and, solely in the case of an actual or potential conflict of interest, of one additional counsel (and if reasonable and necessary, one local counsel plus one specialist counsel in, respectively, each jurisdiction or applicable specialty) to the affected Indemnitee.

10.06 Payments Set Aside. To the extent that the Borrower makes a payment to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of set off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set off had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.

10.07 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans); provided that (i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent, shall not be less than $10,000,000 in the case of any assignment of a Commitment unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed), (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, and (iii) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500. Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Acceptance, the Eligible Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 10.04 and 10.05); provided that, except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection (b) of this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section. Upon its receipt of a duly executed Assignment and Acceptance, the Administrative Agent shall notify the Borrower and the Lenders of the effective date thereof.

(c) The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Any Lender may, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to one or more banks or other entities that are in the business of making and/or investing in commercial loans (other than to Disqualified Institutions) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification that would (i) postpone any date upon which any payment of money is scheduled to be paid to such Participant or (ii) reduce the principal, interest, fees or other amounts payable to such Participant. Subject to subsection (f) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.09 as though it were a Lender, provided such Participant agrees to be subject to Section 2.12 as though it were a Lender.

(e) Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register in the United States on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or other obligations under any Loan Document) except (i) to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations or (ii) to the Borrower upon its request. The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary

(f) A Participant shall not be entitled to receive any greater payment under this Agreement than the Lenders would have been entitled to receive under similar circumstances, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Person if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Sections 3.01(f) and 3.08 as though it were a Lender.

(g) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(h) If, after the Closing Date, the consent of the Borrower to an assignment or to an Eligible Assignee is required hereunder (including a consent to an assignment which does not meet the minimum assignment threshold specified in Section 10.07(b)), the Borrower shall be deemed to have given its consent ten Business Days after the date written notice thereof has been delivered by the assigning Lender to the Borrower (through the Administrative Agent) unless such consent is expressly refused by the Borrower prior to such tenth Business Day (except that there shall be no deemed consent with respect to assignment to a Disqualified Institution).

(i) As used herein, the following terms have the following meanings:

“Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) after the Closing Date, an Approved Fund; and (d) any other Person (other than a natural Person) approved by the Administrative Agent and, unless an Event of Default specified in Section 8.01(a) or (f) has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed), provided, however, that no Disqualified Institution and none of the Borrower, any Subsidiary of the Borrower, or any Affiliate of the Borrower shall be an Eligible Assignee.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

10.08 Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any regulatory authority; (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process; (d) to any other party to this Agreement; (e) as is required in the good faith view of the Administrative Agent or the Lenders, in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section 10.08, to (i) any Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any direct or indirect contractual counterparty or prospective counterparty (or such contractual counterparty’s or prospective counterparty’s professional advisor) to any credit derivative transaction relating to obligations of the Borrower; (g) with the prior written consent of the Borrower; (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 10.08 or (ii) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower; (i) to the National Association of Insurance Commissioners or any other similar organization or any nationally recognized rating agency that requires access to information about a Lender’s or its Affiliates’ investment portfolio in connection with ratings issued with respect to such

Lender or its Affiliates, or (j) to the extent requested by any regulatory agency or authority purporting to have jurisdiction over such Lender or its Affiliates (including any self-regulatory authority). For the purposes of this Section, “Information” means all information received from the Borrower or its representatives relating to the Borrower, its Subsidiaries or their business, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified in writing at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Notwithstanding anything herein to the contrary, any party to this Agreement (and any employee, representative, or other agent of any party to this Agreement) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure; provided, however, that no party hereto (nor any employee, representative or other agent of any party) may disclose any other information that is not relevant to understanding the tax treatment and tax structure of the transactions contemplated by this Agreement or any other information to the extent that such disclosure would result in a violation of any federal or state securities laws; and provided, further, that, any such information relating to the tax treatment or tax structure is required to be kept confidential to the extent necessary to comply with any applicable federal or state securities laws.

10.09 Set-off. In addition to any rights and remedies of the Lenders provided by law, upon the occurrence and during the continuance of any Event of Default, each Lender and its Affiliates is authorized at any time and from time to time, without prior notice to the Borrower, any such notice being waived by the Borrower to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, but excluding payroll deposits and deposits held in a bona fide custodial or fiduciary capacity for Persons not Affiliates of the Borrower) at any time held by, and other indebtedness at any time owing by, such Lender to or for the credit or the account of the Borrower against any and all Obligations owing to such Lender, now or hereafter existing, irrespective of whether or not the Administrative Agent or such Lender shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

10.10 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations.

10.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of a counterpart signature page via facsimile or electronic transmission (including by electronic mail in pdf form) shall be effective as delivery of a manually executed counterpart hereof.

10.12 Integration. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Administrative Agent or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

10.13 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or Event of Default at the time of any Loan, and shall continue in full force and effect as long as any Loan or any other Obligation shall remain unpaid or unsatisfied.

10.14 Severability. Any provision of this Agreement and the other Loan Documents to which the Borrower is a party that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions thereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.15 Removal and Replacement of Lenders.

(a) If (i) any Lender is a Defaulting Lender, (ii) in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions hereof as contemplated by Section 10.01, the consent of Required Lenders shall have been obtained but the consent of one or more other Lenders (each a “Non-Consenting Lender”) whose consent is required shall not have been obtained or (iii) under any other circumstances set forth herein providing that the Borrower shall have the right to remove or replace a Lender as a party to this Agreement, the Borrower may, upon notice to such Lender and the Administrative Agent, (1) remove such Lender by terminating (on a non-ratable basis) such Lender’s Commitment or (2) replace such Lender by causing such Lender to assign its Commitment (without payment of any assignment fee) pursuant to Section 10.07(b) to one or more other Lenders or Eligible Assignees procured by the Borrower; provided, however, that (w) if the Borrower elects to exercise such right with respect to any Lender pursuant to Section 3.06(b), it shall be obligated to remove or replace, as the case may be, all Lenders that have made similar requests for compensation pursuant to Section 3.01 or 3.04, (x) if the Borrower elects to exercise such right with respect to any Non-Consenting Lender, it shall be obligated to remove or replace, as the case may be, all other Lenders whose consent was required but not obtained with respect to the applicable amendment, modification, termination, waiver or consent, (y) the Borrower may not elect to exercise such right with respect to any Lender seeking payment or reimbursement for Taxes pursuant to Section 3.01 during the six months immediately following the designation by the Borrower of the Borrower not organized in the United States to the extent that (A) such Taxes result from the designation by the Borrower of the Borrower not organized in the United States, and (B) such Lender uses its commercially reasonable efforts to mitigate or eliminate such Taxes after such designation, including without limitation making appropriate filings with Governmental Authorities in the jurisdiction in which the Borrower is organized and (z) the

Borrower shall, or shall cause the Borrower or assignee Lender to, as a condition to such replacement or removal, (1) pay in full all principal, accrued interest, accrued fees and other amounts owing to such Lender through the date of termination or assignment (including any amounts payable pursuant to Section 3.05), and (2) release such Lender from its obligations under the Loan Documents. Any Lender being replaced shall execute and deliver an Assignment and Acceptance with respect to such Lender’s Commitment and outstanding Loans. The Administrative Agent shall distribute an amended Schedule 2.01, which shall be deemed incorporated into this Agreement, to reflect changes in the identities of the Lenders and adjustments of their respective Commitments and Pro Rata Shares resulting from any such removal or replacement.

(b) This Section shall supersede any provision in Section 10.01 to the contrary.

10.16 Governing Law.

(a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE; PROVIDED, THAT THE LAWS OF THE STATE OF DELAWARE SHALL GOVERN IN DETERMINING (I) WHETHER THE EXELIS ACQUISITION HAS BEEN CONSUMMATED IN ACCORDANCE WITH THE TERMS OF THE ACQUISITION AGREEMENT, (II) WHETHER AN ACQUIRED BUSINESS MATERIAL ADVERSE EFFECT HAS OCCURRED AND (III) COMPLIANCE WITH ANY ACQUISITION AGREEMENT REPRESENTATIONS; PROVIDED, FURTHER, THAT THE ADMINISTRATIVE AGENT AND EACH PARTY SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

(b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN, CITY OF NEW YORK, OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THOSE COURTS. THE BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO. THE BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY THE LAW OF SUCH STATE (WHICH IF NOT MADE BY PERSONAL SERVICE SHALL ALSO BE COPIED TO THE BORROWER AT ITS ADDRESS SET FORTH IN SCHEDULE 10.02).

10.17 Waiver of Right to Trial by Jury. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

10.18 Waiver of Right to Consequential Damages.

(a) Except as specifically permitted pursuant to Section 10.05, to the extent permitted by applicable Law, each party to this Agreement shall not assert, and hereby waives, any claim against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to actual or direct damages) arising out of, in connection with or as a result of, this Agreement or any agreement or instrument contemplated hereby, the transactions contemplated therein, any Loan or the use of proceeds thereof.

(b) Neither the Borrower nor any Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through Syndtrak, Intralinks or any other Internet or intranet website or other information platform, except as a result of the Borrower’s or such Indemnitee’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and non-appealable judgment.

10.19 ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

10.20 Patriot Act Notice. The Administrative Agent and each Lender hereby notifies the Borrower that, pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower and the Guarantors which information includes the name and address of the Borrower and such Guarantor and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower and the Guarantors in accordance with the Patriot Act. The Borrower shall, and shall cause each Guarantor to, provide to the extent commercially reasonable, such information and take such actions as are reasonably requested by the Administrative Agent or any Lender in order to assist the Administrative Agent and the Lenders in maintaining compliance with the Patriot Act.

10.21 Unrestricted Subsidiaries. After the Closing Date, the Borrower shall have the right to designate any Subsidiary from time to time as an “Unrestricted Subsidiary” for purposes of this Agreement, within 30 days after the creation or acquisition of such Subsidiary, by giving written notice thereof to the Administrative Agent so long as no Default or Event of Default has occurred and is continuing or, after giving pro forma effect thereto, would result therefrom (including under Section 7.06). The Borrower may redesignate any Unrestricted Subsidiary as a Restricted Subsidiary so long as no Default or Event of Default has occurred and is continuing or would result therefrom; provided, that such Restricted Subsidiary may not thereafter be redesignated as an Unrestricted Subsidiary.

10.22 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees and acknowledges their Affiliates’ understanding that (i) (A) the services regarding this Agreement provided by the Administrative Agent and/or the Lenders are arm’s-length commercial transactions between the Borrower and its respective Affiliates, on the one hand, and the Administrative Agent and the Lenders, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent deemed appropriate, and (C) the Borrower is capable of evaluating and understanding, and each understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Administrative Agent and the Lenders is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its respective Affiliates, or any other Person, and (B) neither the Administrative Agent nor any Lender has any obligation to the Borrower or any of its Affiliates with respect to the transaction contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its respective Affiliates, and each of the Administrative Agent and the Lenders has no obligation to disclose any of such interests to the Borrower or any of its respective Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

HARRIS CORPORATION, as Borrower

By:	/s/ Miguel A. Lopez
Name: Miguel A. Lopez
Title: Senior Vice President and Chief Financial Officer

By:	/s/ Charles J. Greene
Name: Charles J. Greene
Title: Vice President, Tax and Treasurer

MORGAN STANLEY SENIOR FUNDING, INC., as Administrative Agent and a Lender

By:	/s/ Subhalakshmi Ghosh-Kohli
Name: Subhalakshmi Ghosh-Kohli
Title: Authorized Signatory

MORGAN STANLEY BANK, N.A., as a Lender

By:	/s/ Subhalakshmi Ghosh-Kohli
Name: Subhalakshmi Ghosh-Kohli
Title: Authorized Signatory

Bank of America, N.A., as a Lender

By:	/s/ Kenneth J. Beck
Name: Kenneth J. Beck
Title: Director

SunTrust Bank, as a Lender

By:	/s/ David Fournier
Name: David Fournier
Title: Director

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Scott Santa Cruz
Name: Scott Santa Cruz
Title: Managing Director

HSBC Bank USA, NA, as a Lender

By:	/s/ Santiago Riviere
Name: Santiago Riviere
Title: Director – Corporate Banking Group

Citibank, N.A., as a Lender

By:	/s/ James M. Walsh
Name: James M. Walsh
Title: Vice President & Managing Director

TD Bank, N.A., as a Lender

By:	/s/ Craig Welch
Name: Craig Welch
Title: Senior Vice President

THE BANK OF NOVA SCOTIA, as a Lender

By:	/s/ Eugene Dempsey
Name: Eugene Dempsey
Title: Director and Execution Head

The Bank of New York Mellon, as a Lender

By:	/s/ Jeffrey Dears
Name: Jeffrey Dears
Title: Vice President

The Northern Trust Company, as a Lender

By:	/s/ Pritha Majumder
Name: Pritha Majumder
Title: Second Vice President

The Bank of Tokyo-Mitsubishi UFJ, Ltd., as a Lender

By:	/s/ Maria Iarriccio
Name: Maria Iarriccio
Title: Director

Fifth Third Bank, An Ohio Banking Corporation, as a Lender

By:	/s/ John A. Marian
Name: John A. Marian
Title: Vice President

U.S. Bank National Association, as a Lender

By:	/s/ John T. Pearson
Name: John T. Pearson
Title: Vice President

SOCIETE GENERALE, as a Lender

By:	/s/ Kimberly Metzger
Name: Kimberly Metzger
Title: Director

Australia and New Zealand Banking Group Limited, as a Lender

By:	/s/ Robert Grillo
Name: Robert Grillo
Title: Director

SCHEDULE I

Pricing Schedule

Borrower’s Senior Debt Rating	Applicable Rate 3-Year Tranche Loans and 5-Year Tranche Loans
(S&P/Moody’s/Fitch)	Base Rate Loans	Eurodollar Loans
Rating Level 1: ≥ BBB+/Baa1/BBB+	12.5 bps	112.5 bps
Rating Level 2: BBB/Baa2/BBB	25.0 bps	125.0 bps
Rating Level 3: BBB-/Baa3/BBB-	50.0 bps	150.0 bps
Rating Level 4: BB+/Ba1/BB+	75.0 bps	175.0 bps
Rating Level 5: ≤ BB/Ba2/BB	100.0 bps	200.0 bps

SCHEDULE 2.01

Commitments

Lender	3-Year Tranche Commitment	5-Year Tranche Commitment	Total Commitment
Morgan Stanley Senior Funding, Inc.	$25,000,000	$25,000,000	$50,000,000
Morgan Stanley Bank, N.A.	$50,000,000	$50,000,000	$100,000,000
Bank of America, N.A.	$125,000,000	$125,000,000	$250,000,000
SunTrust Bank	$50,000,000	$50,000,000	$100,000,000
Wells Fargo Bank, National Association	$50,000,000	$50,000,000	$100,000,000
HSBC Bank USA, National Association	$50,000,000	$50,000,000	$100,000,000
Citibank, N.A.	$50,000,000	$50,000,000	$100,000,000
TD Bank, N.A.	$50,000,000	$50,000,000	$100,000,000
The Bank of Nova Scotia	$50,000,000	$50,000,000	$100,000,000
The Bank of New York Mellon	$35,000,000	$35,000,000	$70,000,000
The Northern Trust Company	$35,000,000	$35,000,000	$70,000,000
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	$25,000,000	$25,000,000	$50,000,000
Fifth Third Bank	$25,000,000	$25,000,000	$50,000,000
U.S. Bank National Association	$10,000,000	$10,000,000	$20,000,000
Societe Generale	$10,000,000	$10,000,000	$20,000,000
Australia and New Zealand Banking Group Limited	$10,000,000	$10,000,000	$20,000,000

Total	$650,000,000	$650,000,000	$1,300,000,000

SCHEDULE 5.06

LITIGATION

Plaintiff’s Class Action Complaint, ECF No. 1, McGill v. Hake, No. 1:15-cv-00217 (S.D. Ind.), filed Feb. 12, 2015.

SCHEDULE 10.02

EUROCURRENCY AND DOMESTIC LENDING OFFICES,

ADDRESSES FOR NOTICES

HARRIS CORPORATION

Harris Corporation

1025 West NASA Boulevard

Melbourne, FL 32919

Attention: Charles J. Greene, Vice President, Tax and Treasurer

Telephone: (321) 727-9268

Facsimile: (321) 727-9648

Email: cgreene@harris.com

Website: www.harris.com

MORGAN STANLEY SENIOR FUNDING, INC., as Administrative Agent

Administrative Agent—Lending and Administrative Notices

(for payments and Requests for Credit Extensions)

Morgan Stanley Senior Funding, Inc.

1 New York Plaza, 41st floor

New York, NY 10004

Attention: Global Loans Services Agency Team

Facsimile: (212) 507-6690

Email: msagency@morganstanley.com

EXHIBIT A

FORM OF LOAN NOTICE

Date:             ,

To: Morgan Stanley Senior Funding, Inc., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Term Loan Agreement, dated as of March 16, 2015 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among Harris Corporation, a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto and Morgan Stanley Senior Funding, Inc., as Administrative Agent.

The undersigned hereby requests (select one):

☐ A Borrowing of Loans        ☐ A conversion or continuation of Loans

1.	On (a Business Day).

2.	In the principal amount of $ .

3.	At [Base Rate] [Eurodollar Rate].

4.	For Eurodollar Rate Loans: with an Interest Period of months.

5.	If applicable, the Loan from which the requested Loan will be converted or continued: .

6.	The Borrower requests that the proceeds of the Borrowing requested hereby be wire transferred to the accounts of the following Persons at the financial institutions indicated below:

Amount	Name	Account	Address
[ ]	[ ]	[ ]	[ ]

Other than in connection with a conversion or continuation of Loans, the undersigned hereby certifies that the following statements are and will be true and correct on the date of the Loans requested above, both before and after giving effect to the Loans requested above:

(a) Each of the Acquisition Agreement Representations and the Specified Representations are true and correct in all material respects (except Acquisition Agreement Representations and Specified Representations that are qualified by materiality, which shall be true and correct) at the time of, and after giving effect to the Loans requested above; and

(b) No Specified Default exists at the time of, and after giving effect to the Loans requested above.

A-1

HARRIS CORPORATION

By:
Name:
Title:

A-2

EXHIBIT B

FORM OF SOLVENCY CERTIFICATE

SOLVENCY CERTIFICATE

Pursuant to Section 4.02(h)(ii) of the Term Loan Agreement, dated as of March 16, 2015 (the “Agreement”), by and among Harris Corporation, a Delaware corporation (the “Borrower”), each Lender from time to time party thereto, and Morgan Stanley Senior Funding, Inc., as Administrative Agent for the Lenders, the undersigned hereby certifies, solely in such undersigned’s capacity as chief financial officer of the Borrower, and not individually, as follows:

As of the date hereof, after giving effect to the consummation of the Transactions, including the making of the Loans under the Agreement, and after giving effect to the application of the proceeds of such indebtedness:

a.	The fair value of the assets of the Borrower and its Subsidiaries, on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise;

b.	The present fair saleable value of the property of the Borrower and its Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured;

c.	The Borrower and its Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured; and

d.	The Borrower and its Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital.

For purposes of this Certificate, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Agreement.

[Signature Page Follows]

B-1

IN WITNESS WHEREOF, the undersigned has executed this Certificate in such undersigned’s capacity as chief financial officer of the Borrower, on behalf of the Borrower, and not individually, as of the date first stated above.

HARRIS CORPORATION

By:
Name:
Title:

B-2

EXHIBIT C

FORM OF ASSIGNMENT AND ACCEPTANCE

Dated             , 20[    ]

This Assignment and Acceptance (the “Assignment and Acceptance”) is dated as of the Effective Date set forth below and is entered into by and between the Assignor identified in item 1 below (the “Assignor”) and the Assignee identified in item 2 below (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Term Loan Agreement identified below (as amended, the “Term Loan Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Acceptance as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Term Loan Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Term Loan Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the Term Loan Agreement (including without limitation any guarantees included in respect thereof), and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Term Loan Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by the Assignor to the Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Each such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Acceptance, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:

	[Assignee is an [Affiliate]	[Approved Fund] of [identify Lender]

3.	Borrower:	Harris Corporation, a Delaware corporation.

4.	Administrative Agent:	Morgan Stanley Senior Funding, Inc., as the administrative agent under the Term Loan Agreement

5.	Term Loan Agreement:	The $1,300,000,000 Term Loan Agreement dated as of March [ ], 2015, among the Borrower, the Lenders party thereto and Morgan Stanley Senior Funding, Inc., as Administrative Agent for the Lenders.

6.	Assigned Interest[s]:

Assignor[s]	Assignee[s]	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/ Loans	CUSIP Number (if applicable)
		$	$	%
		$	$	%
		$	$	%

[7.	Trade Date:	]

[Page break]

Effective Date:                              , 20         [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Acceptance are hereby agreed to:

ASSIGNOR[S]
[NAME OF ASSIGNOR]

By:
Title:

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE[S]
[NAME OF ASSIGNEE]

By:
Title:

[NAME OF ASSIGNEE]

By:
Title:

[Consented to and Accepted][1] [Acknowledged]:
MORGAN STANLEY SENIOR FUNDING, INC., as Administrative Agent

By:
Title:

[1]	To be added unless such assignment is to (x) a Lender, (y) an Affiliate of a Lender or (z) following the Closing Date, an Approved Fund.

[Consented to and Accepted:

HARRIS CORPORATION

By:
Title: ][2]

[2]	To be added unless (1) an Event of Default under Section 8.01(a) or (f) of the Term Loan Agreement has occurred and is continuing at the time of assignment or (2) such assignment is to (x) a Lender, (y) an Affiliate of a Lender or (z) following the Closing Date, an Approved Fund.

ANNEX 1

TERM LOAN AGREEMENT

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ACCEPTANCE

1. Representations and Warranties.

1.1 Assignor The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and (iv) it is not a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Term Loan Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document, or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and to become a Lender under the Term Loan Agreement, (ii) it meets all the requirements to be an assignee under Section 10.07 of the Term Loan Agreement (subject to such consents, if any, as may be required thereunder) and is not a Disqualified Institution, (iii) from and after the Effective Date, it shall be bound by the provisions of the Term Loan Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Term Loan Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase the Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase the Assigned Interest, and (vii) if it is a Foreign Person attached to the Assignment and Acceptance is any documentation required to be delivered by it pursuant to the terms of the Term Loan Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date. Notwithstanding the foregoing, the Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to the Assignee.

3. General Provisions. This Assignment and Acceptance shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Acceptance may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Acceptance by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance. This Assignment and Acceptance shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT D

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date:             ,

To: Morgan Stanley Senior Funding, Inc., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Term Loan Agreement, dated as of March 16, 2015 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Harris Corporation, a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto and Morgan Stanley Senior Funding, Inc., as Administrative Agent. This Compliance Certificate is delivered pursuant to Section 6.04 of the Agreement.

The undersigned Responsible Officer hereby certifies on behalf of the Borrower as of the date hereof that he/she is the              of the Borrower, and that, as such, he/she is authorized to execute and deliver this Certificate to the Administrative Agent on the behalf of the Borrower, and that:

[Use following for fiscal year-end financial statements]

1. Attached hereto as Schedule 1 are the year-end audited financial statements required by Section 6.01(a) of the Agreement for the fiscal year of the Borrower ended as of the above date, together with the report and opinion of an independent certified public accountant required by such Section.

[Use following for fiscal quarter-end financial statements]

1. Attached hereto as Schedule 1 are the quarterly unaudited financial statements required by Section 6.01(b) of the Agreement for the fiscal quarter of the Borrower ended as of the above date.

2. [select one:]

[To the knowledge of the undersigned during such fiscal period, (x) the Borrower has in all material respects observed or performed all of its covenants and other agreements and satisfied every condition contained in the Loan Documents to be observed, performed or satisfied by them, and (y) there is no Event of Default]

—or—

[The following covenants or conditions have not been performed or observed and the following is a list of each such Default or Event of Default and its nature and status:]

3. The financial covenant analyses and information set forth on Schedule 2 attached hereto are true and accurate in all material respects on and as of the date of this Certificate.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of             ,             .

HARRIS CORPORATION

By:
Name:
Title:

For the Quarter/Year ended     (“Statement Date”)

SCHEDULE 2

to the Compliance Certificate

($ amounts set forth in the right-hand columns are in 000’s)

	Harris Corporation and all Subsidiaries	Unrestricted Subsidiaries	Harris Corporation and Restricted Subsidiaries
I. Section 7.06 – Consolidated Total Indebtedness to Total Capital.
A. Consolidated Total Indebtedness at the Statement Date:

1. All amounts which would be included as Debt of the Borrower and its Restricted Subsidiaries (determined on a consolidated basis in accordance with GAAP) as of the Statement Date (excluding Excluded Financial Covenant Debt and pension liabilities):

	$__________	$__________	$__________

2. The capitalized amount of remaining lease payments under any Synthetic Lease Obligation of the Borrower and its Restricted Subsidiaries that would appear on a balance sheet of such Person prepared as of the Statement Date in accordance with GAAP if such lease were accounted for as a capital lease:

	$__________	$__________	$__________
3. Sum of Lines I.A.1 and I.A.2:	$__________	$__________	$__________
B. Total Capital:

1. The Total Shareholders’ Equity of the Borrower and its Subsidiaries that would be reflected on the Borrower’s consolidated balance sheet as of such date prepared in accordance with GAAP, including without duplication the minority-interest in Subsidiaries that are not wholly owned by the Borrower and excluding all equity interest in the Unrestricted Subsidiaries:

	$__________	$__________	$__________
2. Consolidated Total Indebtedness (Line I.A.3):	$__________	$__________	$__________
3. Total Capital: (Line I.B.1 + Line I.B.2):	$__________	$__________	$__________
C. Actual ratio of Consolidated Total Indebtedness to Total Capital at the end of the Subject Period (Line I.A.3 to Line I.B.3):			to 1.00
D. Maximum permitted ratio of Consolidated Total Indebtedness to Total Capital:	$__________	$__________	to 1.00
II. Section 7.01(s) – Liens other than Permitted Liens
A. The aggregate amount of Debt and other indebtedness secured by any Liens permitted under Section 7.01(s) of the Agreement:	$__________	$__________	$__________
B. The aggregate monetary obligations in respect of transactions permitted pursuant to the proviso of Section 7.03 of the Agreement:	$__________	$__________	$__________
C. The applicable amount of all Securitizations of the Borrower and its Restricted Subsidiaries:	$__________	$__________	$__________
D. Sum of Lines II.A, II.B, and II.C:	$__________	$__________	$__________
E. Total Capital (Line I.B.3):	$__________	$__________	$__________
F. 25% of Total Capital (25% of Line II.E):	$__________	$__________	$__________
G. Excess (deficiency) (Line II.D – Line II.F):	$__________	$__________	$__________

D-4

III Section 7.03 – Sale and Leaseback.
A. The aggregate monetary obligations in respect of all transactions subject to Section 7.03 of the Agreement, including the proposed sale-leaseback transaction:	$__________	$__________	$__________
B. The aggregate amount of Debt secured by any Liens permitted by Section 7.01(s) of the Agreement:	$__________	$__________	$__________
C. The applicable amount of all Securitizations of the Borrower and all of its Restricted Subsidiaries (Line II.C):	$__________	$__________	$__________
D. Sum of Lines III.A, III.B, and III.C:	$__________	$__________	$__________
E. 25% of Total Capital (Line II.F):	$__________	$__________	$__________
F. Excess (deficiency) (Line III.D – Line III.E):	$__________	$__________	$__________

EXHIBIT E

FORM OF GUARANTEE

GUARANTEE

Dated as of [    ], 20[    ]

among

THE GUARANTORS NAMED HEREIN

and

THE ADDITIONAL GUARANTORS REFERRED TO HEREIN,

as Guarantors,

and

MORGAN STANLEY SENIOR FUNDING, INC.,

as Administrative Agent

T A B L E O F C O N T E N T S

GUARANTEE

GUARANTEE dated as of [    ], 20[    ] (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Guarantee”) among the Persons listed on the signature pages hereof and the Additional Guarantors (as defined in Section 7(b)) (such Persons so listed and the Additional Guarantors being, collectively, the “Guarantors” and, individually, a “Guarantor”) in favor of Morgan Stanley Senior Funding, Inc., as administrative agent (in such capacity together with any successor administrative agent, the “Administrative Agent”) for the benefit of the Lenders (as defined below).

PRELIMINARY STATEMENTS

Reference is hereby made to that certain Term Loan Agreement dated as of March 16, 2015 (as amended, restated, amended and restated, supplemented or otherwise modified and in effect on the date hereof, the “Term Loan Agreement”), among Harris Corporation, a Delaware corporation (the “Borrower”), the lenders from time to time party thereto (the “Lenders”) and the Administrative Agent. Terms used but not otherwise defined herein shall have the meanings set forth in the Term Loan Agreement.

WHEREAS, it is a requirement under certain circumstances set forth in Section 6.14 of the Term Loan Agreement that each Guarantor shall have executed and delivered this Guarantee and the Lenders would not have provided the Loans without such requirement.

WHEREAS, each Guarantor will obtain benefits from the incurrence of Loans by the Borrower and, accordingly, desires to execute this Guarantee in order to satisfy the requirements described in the preceding paragraph and to induce the Lenders to make Loans from time to time.

NOW, THEREFORE, in consideration of the premises, the other benefits accruing to each Guarantor, the receipt and sufficiency of which are hereby acknowledged, each Guarantor hereby makes the following representations and warranties to the Administrative Agent for the benefit of the Lenders and each Guarantor, jointly and severally with each other Guarantor, hereby covenants and agrees as follows:

SECTION 1. Guarantee; Limitation of Liability

(a) Each Guarantor hereby, jointly and severally, absolutely, unconditionally and irrevocably guarantees, as a primary obligor and not merely as a surety, the full and punctual payment when due and performance, whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise, of all obligations of the Borrower and any other Guarantor now or hereafter existing under or in respect of the Loan Documents (including, without limitation, any extensions, increases, modifications, substitutions, amendments or renewals of any or all of the foregoing obligations), whether direct or indirect, absolute or contingent, and whether for principal, interest, premiums, fees, indemnities, contract causes of action, costs, expenses or otherwise (such obligations being the “Guaranteed Obligations”), and agrees to pay any and all expenses (including, without limitation, fees and expenses of counsel) incurred by the Administrative Agent or any other Lender in enforcing any rights under this Guarantee or any other Loan Document, to the extent reimbursable under Section 10.04 of the Term Loan Agreement. Without limiting the generality of the foregoing, each Guarantor’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by the Borrower or any other Guarantor to any Lender under or in respect of the Loan Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving the Borrower or any other Guarantor.

(b) Each Guarantor, the Administrative Agent and each other Lender, hereby confirms that it is the intention of all such Persons that this Guarantee and the obligations of each Guarantor hereunder not constitute a fraudulent transfer or conveyance for purposes of any Debtor Relief Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to such Guarantor. To effectuate the foregoing intention, by acceptance of the benefits of this Guarantee, the Administrative Agent, the other Lenders and the Guarantors hereby irrevocably agree that the obligations of each Guarantor under this Guarantee at any time shall be limited to the maximum amount as will result in the obligations of such Guarantor under this Guarantee not constituting a fraudulent transfer or conveyance or subject to avoidance under Debtor Relief Laws or any similar foreign, federal or state law, in each case applicable to such Guarantor.

(c) Each Guarantor hereby unconditionally and irrevocably agrees that in the event any payment shall be required to be made to any Lender under this Guarantee, such Guarantor will contribute, to the maximum extent permitted by law, such amounts to each other Guarantor so as to maximize the aggregate amount paid to the Lenders under or in respect of the Loan Documents.

SECTION 2. Guarantee Absolute. Each Guarantor agrees its guarantee constitutes a guarantee of payment when due of the Guaranteed Obligations and not of collection, which will be paid strictly in accordance with the terms of the Loan Documents, to the fullest extent permitted by applicable law. The obligations of each Guarantor under or in respect of this Guarantee are independent of the Guaranteed Obligations or any other obligations of the Borrower or any other Guarantor under or in respect of the Loan Documents, and a separate action or actions may be brought and prosecuted against any Guarantor to enforce this Guarantee, irrespective of whether any action is brought against the Borrower or any Guarantor or whether the Borrower or any Guarantor is joined in any such action or actions. The liability of each Guarantor under this Guarantee shall be irrevocable, absolute and unconditional and shall not be affected or impaired by any circumstance or occurrence whatsoever irrespective of, and each Guarantor hereby irrevocably waives any defenses (other than a defense of payment in full in cash of the Guaranteed Obligations (excluding contingent obligations as to which no claim has been made) or the release of this Guarantee in accordance with any relevant release provisions in the Loan Documents) it may now have or hereafter acquire in any way relating to, any or all of the following:

(a) any lack of validity or enforceability, at any time, of any Loan Document (including this Guarantee) or any agreement or instrument relating thereto;

(b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other obligations of the Borrower or any Guarantor under or in respect of the Loan Documents, or any other amendment or waiver of or any consent to departure from any Loan Document, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to the Borrower, any Guarantor or any of their respective Subsidiaries or otherwise;

(c) any change, restructuring or termination of the corporate structure or existence of the Borrower, any Guarantor or any of their respective Subsidiaries;

(d) any failure of any Lender to disclose to the Borrower any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of the Borrower or any Guarantor now or hereafter known to such Lender;

(e) the failure of any other Person to execute or deliver this Guarantee, any Guarantee Supplement (as hereinafter defined) or any other guarantee or agreement or the release or reduction of liability of any Guarantor or any other guarantor or surety with respect to the Guaranteed Obligations;

(f) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, any Loan Document or any other agreement, including with respect to any other Guarantor under this Guarantee;

(g) any invalidity, rescission, irregularity or unenforceability of all or any part of the Guaranteed Obligations; or

(h) any other circumstance (including, without limitation, any statute of limitations), any act or omission, or any existence of or reliance on any representation by any Lender that might otherwise constitute a defense available to, or a discharge of, the Borrower, any Guarantor or any other guarantor or surety.

This Guarantee shall continue to be effective or be reinstated, as the case may be, if at any time any payment or any part thereof, of any of the Guaranteed Obligations is rescinded or must otherwise be returned by any Lender or any other Person upon the insolvency, bankruptcy or reorganization (or any analogous proceeding in any jurisdiction) of the Borrower, any Guarantor or otherwise, all as though such payment had not been made. For the avoidance of doubt this paragraph shall survive the termination of this Guarantee.

SECTION 3. Waivers and Acknowledgments

(a) Each Guarantor hereby unconditionally and irrevocably waives promptness, diligence, notice of acceptance, presentment, demand for performance, notice of nonperformance, default, acceleration, protest or dishonor and any other notice with respect to any of the Guaranteed Obligations and this Guarantee and any requirement that any Lender exhaust any right or take any action against the Borrower, any Guarantor or any other Person.

(b) Each Guarantor hereby unconditionally and irrevocably waives any right to revoke this Guarantee and acknowledges that this Guarantee is continuing in nature (in accordance with the terms hereof) and applies to all Guaranteed Obligations, whether existing now or in the future; provided that such Guarantor shall be automatically released from this Guarantee upon such Guarantor no longer being required to provide a Guarantee in accordance with Section 6.14 of the Term Loan Agreement.

(c) Each Guarantor hereby unconditionally and irrevocably waives (i) any defense arising by reason of any claim or defense based upon an election of remedies by any Lender that in any manner impairs, reduces, limits, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of such Guarantor, (ii) any defense based on any right of set-off or counterclaim against or in respect of the Obligations of such Guarantor hereunder, (iii) any right to proceed against the Borrower, any Guarantor or any other party and (iv) any right to proceed against or exhaust any security held from the Borrower or any other party.

(d) Each Guarantor hereby unconditionally and irrevocably waives any duty on the part of any Lender to disclose to such Guarantor any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of the Borrower, any Guarantor or any of their respective Subsidiaries now or hereafter known by such Lender. Each Guarantor acknowledges that the Lenders shall have no obligation to investigate the financial condition or affairs of the Borrower, any Guarantor or any of their respective Subsidiaries.

(e) Each Guarantor hereby unconditionally and irrevocably waives any right (i) to require the Administrative Agent or any of the Lenders to first proceed against, initiate any actions before a court or any other judge or authority, or enforce any other rights or security or claim payment from the Borrower or any other person, before claiming any amounts due from such Guarantor hereunder; (ii) to which it may be entitled to have the assets of the Borrower or any other person first be used, applied or depleted as payment of the Borrower’s obligations, prior to any amount being claimed from or paid by such Guarantor hereunder; and (iii) to which it may be entitled to have claims against it, or assets to be used or applied as payment, divided between the Borrower and such Guarantor (including other Guarantors).

(f) Each Guarantor acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by the Loan Documents and that the waivers set forth in Section 2 and this Section 3 are knowingly made in contemplation of such benefits and with full knowledge of its significance and consequences and that if any of such waivers are determined to be contrary to any applicable law or public policy, such waivers shall be effective only to the maximum extent permitted by applicable law.

(g) Each Guarantor confirms that it is aware of the content of the Term Loan Agreement and acknowledges and agrees that this Guarantee and any and all of its obligations under the Loan Documents shall be subject in all respects to the provisions set forth in the Term Loan Agreement as such provisions relate to and are applicable to such Guarantor (in any capacity).

SECTION 4. Subrogation. Each Guarantor hereby agrees that until the payment and satisfaction in full of all Guaranteed Obligations (other than contingent obligations that are not yet due and payable), and the expiration or termination of any commitments or other obligations of the Lender to make financial accommodations available to the Borrower under the Loan Documents, such Guarantor shall not exercise any right or remedy arising by reason of any performance by such Guarantor of the guarantee in this Section 4, whether by subrogation or otherwise, against the Borrower or any other Guarantor.

SECTION 5. Representations and Warranties. Each Guarantor hereby represents and warrants as follows:

(a) Each Guarantor (i) is a corporation or limited liability company duly incorporated or organized, validly existing and (b) in good standing under the laws of its jurisdiction of incorporation or organization.

(b) The execution, delivery and performance by each Guarantor of this Guarantee (i) is within such Guarantor’s corporate or analogous powers, (ii) has been duly authorized by all necessary corporate or analogous action, and (iii) does not contravene (x) such Guarantor’s Organization Documents, (y) any applicable Laws or (z) any material contractual restriction binding on such Guarantor.

(c) No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or any other Person is required for the due execution, delivery and performance by each Guarantor of this Guarantee.

(d) This Guarantee is the legal, valid and binding obligation of each Guarantor enforceable against such Guarantor in accordance with its respective terms except that such enforcement may be limited by applicable Debtor Relief Laws.

SECTION 6. Covenants. Each Guarantor covenants and agrees that unless and until all of the Guaranteed Obligations and all other amounts payable under this Guarantee shall have been paid in full in cash and the expiration or termination of all Commitments, such Guarantor will perform and observe, and cause each of its respective Restricted Subsidiaries to perform and observe, all of the terms, covenants and agreements set forth in the Loan Documents applicable to such Guarantor on its or their part to be performed or observed or that the Borrower has agreed to cause such Guarantor or such Restricted Subsidiaries to perform or observe.

SECTION 7. Guarantee Supplements, Etc. It is understood and agreed that any Guarantor that is required to execute a counterpart of this Guarantee after the date hereof pursuant to the Term Loan Agreement shall upon the execution and delivery by any Person of a guarantee supplement in substantially the form of Exhibit A hereto (each, a “Guarantee Supplement”), (i) such Person shall be referred to as an “Additional Guarantor” and shall become and be a Guarantor hereunder, and each reference in this Guarantee to a “Guarantor” shall also mean and be a reference to such Additional Guarantor, and (ii) each reference herein to “this Guarantee,” “hereunder,” “hereof” or words of like import referring to this Guarantee, and each reference in any other Loan Document to “thereunder,” “thereof” or words of like import referring to this Guarantee, shall mean and be a reference to this Guarantee as supplemented by such Guarantee Supplement.

SECTION 8. Notices, Etc. All notices and other communications provided for hereunder shall be in writing (including telegraphic, telecopy or telex communication or facsimile transmission) and mailed, telegraphed, telecopied, telexed, faxed or delivered as follows: if to any Guarantor, addressed to it in care of the Borrower at its address specified in Section 10.02 of the Term Loan Agreement; if to the Administrative Agent or any Lender, at its address specified in Section 10.02 of the Term Loan Agreement or at such other address as shall be designated by the recipient in a written notice to each other party. All such notices and other communications shall be deemed to be given or made at such time as shall be set forth in Section 10.02 of the Term Loan Agreement.

SECTION 9. No Waiver; Remedies. No failure on the part of any Lender to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 10. Right of Set-off. Upon the occurrence and during the continuance of any Event of Default under Section 8.01(a) of the Term Loan Agreement, the Administrative Agent and each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Administrative Agent or such Lender, to or for the credit or the account of any Guarantor against any and all of the obligations of such Guarantor now or hereafter existing hereunder or under the other Loan Documents, irrespective of whether the Administrative Agent or such Lender shall have made any demand under this Guarantee or any other Loan Document and although such obligations may be unmatured. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Administrative Agent and each Lender under this Section 10 are in addition to other rights and remedies (including, without limitation, other rights of set-off) that the Administrative Agent and such Lender may have. This Section 10 is subject to the terms and conditions set forth in Section 10.09 of the Term Loan Agreement.

SECTION 11. Continuing Guarantee; Assignments under the Term Loan Agreement. This Guarantee is a continuing Guarantee and shall (a) remain in full force and effect until the termination of all of the Commitments and the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guarantee (other than contingent obligations that are not yet due and payable) and the Lenders have no further commitment to lend under the Term Loan Agreement, (b) be binding upon each Guarantor, its successors and assigns and (c) bind and inure to the benefit of and be enforceable by the Lenders and their permitted successors, permitted transferees and permitted assigns. Without limiting the generality of clause (c) of the immediately preceding sentence, any Lender may assign or otherwise transfer all or any portion of its rights and obligations under the Term Loan Agreement (including, without limitation, all or any portion of its Commitments, the Loans owing to it and the promissory note or promissory notes held by it) to any other Person in accordance with Section 10.07 of the Term Loan Agreement, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Lender herein or otherwise, in each case as and to the extent provided in Section 10.07 of the Term Loan Agreement. No Guarantor shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders, other than pursuant to a transaction permitted by the Term Loan Agreement and consummated in accordance with the terms and conditions contained therein.

SECTION 12. Fees and Expenses; Indemnification

(a) Each Guarantor, jointly and severally, agrees to reimburse the Administrative Agent for its fees and expenses incurred hereunder to the extent provided in Section 10.04 of the Term Loan Agreement; provided that each reference therein to the “Borrower” shall be deemed to be a reference to the “Guarantors.”

(b) Each Guarantor agrees to indemnify the Indemnified Parties to the extent provided in Section 10.05 of the Term Loan Agreement; provided that each reference therein to the “Borrower” shall be deemed to be a reference to the “Guarantors”.

(c) Any such amounts payable as provided hereunder shall be additional Guaranteed Obligations guaranteed hereby. The provisions of this Section 12 shall remain operative and in full force and effect regardless of the termination of this Guarantee, any other Loan Document, the consummation of the transactions contemplated hereby, the repayment of any of the other Guaranteed Obligations, the invalidity or unenforceability of any term or provision of this Guarantee or any other Loan Document, any resignation of the Administrative Agent or any investigation made by or on behalf of the Administrative Agent or any other Lender. All amounts due under this Section 12 shall be payable within 30 days after written demand therefor.

SECTION 13. Subordination. Each Guarantor hereby subordinates any and all debts, liabilities and other obligations now or hereafter owing to such Guarantor by the Borrower (the “Subordinated Obligations”) to the Guaranteed Obligations to the extent and in the manner hereinafter set forth in this Section 13:

(a) Prohibited Payments, Etc. Except as otherwise set forth in this Section 13(a), a Guarantor may receive regularly scheduled payments from the Borrower or any other Guarantor on account of the Subordinated Obligations. After the occurrence and during the continuance of any Event of Default under the Term Loan Agreement (including the commencement and continuation of any proceeding under any Debtor Relief Law relating to the Borrower or any Guarantor), unless the Administrative Agent otherwise agrees, no Guarantor shall demand, accept or take any action to collect any payment on account of the Subordinated Obligations.

(b) Prior Payment of Guaranteed Obligations. In any proceeding under any Debtor Relief Law relating to the Borrower or any Guarantor, each Guarantor agrees that the Lenders shall be entitled to receive payment in full in cash of all Guaranteed Obligations (including all interest and expenses accruing after the commencement of a proceeding under any Debtor Relief Law, whether or not constituting an allowed claim in such proceeding (“Post Petition Interest”)) before such Guarantor receives payment of any Subordinated Obligations.

(c) Turn-Over. After the occurrence and during the continuance of any Event of Default (including the commencement and continuation of any proceeding under any Debtor Relief Law relating to the Borrower or any Guarantor), each Guarantor shall, if the Administrative Agent so requests, collect, enforce and receive payments on account of the Subordinated Obligations as trustee for the Lenders and deliver such payments to the Administrative Agent on account of the Guaranteed Obligations (including all Post Petition Interest), together with any necessary endorsements or other instruments of transfer, but without reducing or affecting in any manner the liability of such Guarantor under the other provisions of this Guarantee.

(d) Administrative Agent Authorization. After the occurrence and during the continuance of any Event of Default (including the commencement and continuation of any proceeding under any Debtor Relief Law relating to the Borrower or any Guarantor) the Administrative Agent is authorized and empowered (but without any obligation to do so), in its discretion, (i) in the name of each Guarantor, to collect and enforce, and to submit claims in respect of, Subordinated Obligations and to apply any amounts received thereon to the Guaranteed Obligations (including any and all Post Petition Interest), and (ii) to require each Guarantor (A) to collect and enforce, and to submit claims in respect of, Subordinated Obligations and (B) to pay any amounts received on such obligations to the Administrative Agent for application to the Guaranteed Obligations (including any and all Post Petition Interest).

SECTION 14. Right of Contribution

(a) Each Guarantor agrees that to the extent that any Guarantor shall have paid more than its proportionate share of any payment made hereunder in respect of any Guaranteed Obligation of any other Guarantor, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor which has not paid its proportionate share of such payment.

(b) Each Guarantor’s right of contribution under this Section 14 shall be subject to the terms and conditions of Section 4. The provisions of this Section 14 shall in no respect limit the obligations and liabilities of the Borrower or any Guarantor to the Administrative Agent and the Lenders, and each Guarantor shall remain liable to the Administrative Agent and the Lenders for the full amount guaranteed by such Guarantor hereunder. Each Guarantor agrees to contribute, to the maximum extent permitted by law, such amounts to each other Guarantor so as to maximize the aggregate amount paid to the Lenders under or in respect of the Loan Documents.

SECTION 15. Execution in Counterparts. This Guarantee and each amendment, waiver and consent with respect hereto may be executed in any number of counterparts and by different parties thereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Guarantee and each amendment, waiver and consent with respect hereto by telecopier or other electronic transmission shall be effective as delivery of an original executed counterpart thereof.

SECTION 16. Governing Law; Jurisdiction; Waiver of Jury Trial, Etc.

(a) THIS GUARANTEE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE; PROVIDED THAT THE ADMINISTRATIVE AGENT AND EACH PARTY SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

(b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS GUARANTEE OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN, CITY OF NEW YORK, OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS GUARANTEE, EACH GUARANTOR, THE ADMINISTRATIVE AGENT AND EACH LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH GUARANTOR, THE ADMINISTRATIVE AGENT AND EACH LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO.

(c) EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02 OF THE TERM LOAN AGREEMENT. NOTHING IN THIS GUARANTEE WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

(d) EACH PARTY HERETO HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

SECTION 17. Severability. If any provision of this Guarantee is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Guarantee shall not be affected or impaired thereby and (b) the parties shall endeavour in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 18. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Guarantee and are not to affect the construction of, or to be taken into consideration in interpreting, this Guarantee.

SECTION 19. Guarantee Enforceable by Administrative Agent. Notwithstanding anything to the contrary contained elsewhere in this Guarantee, the Lenders agree (by their acceptance of the benefits of this Guarantee) that this Guarantee may be enforced only by the action of the Administrative Agent, acting upon the instructions of the Required Lenders and that no other Lender shall have any right individually to seek to enforce or to enforce this Guarantee, it being understood and agreed that such rights and remedies may be exercised by the Administrative Agent. The Lenders further agree that this Guarantee may not be enforced against any director, officer, employee, partner, member or stockholder of any Guarantor (except to the extent such partner, member or stockholder is also a Guarantor hereunder).

[Remainder of page left intentionally blank]

IN WITNESS WHEREOF, each Guarantor has caused this Guarantee to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

[GUARANTORS]

By:
Name:
Title:

Acknowledged and Agreed,

MORGAN STANLEY SENIOR FUNDING, INC., as Administrative Agent

By:
Name:
Title:

EXHIBIT A

Guarantee Supplement

FORM OF GUARANTEE SUPPLEMENT

___________ __, _____

Morgan Stanley Senior Funding, Inc.

[    ]

Email: [    ]

Fax: [    ]

Attention: [    ]

Ladies and Gentlemen:

Reference is made to that certain Term Loan Agreement, dated as of March 16, 2015 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Term Loan Agreement;” the terms defined therein being used herein as therein defined), among Harris Corporation, a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto and Morgan Stanley Senior Funding, Inc., as Administrative Agent and (ii) that certain Guarantee dated as of [ ], 20[ ] (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, together with this Guarantee Supplement (this “Guarantee Supplement”), the “Guarantee”), among the Guarantors party thereto and the Administrative Agent. The capitalized terms defined in the Guarantee or in the Term Loan Agreement and not otherwise defined herein are used herein as therein defined.

Section 1. Guarantee; Limitation of Liability.

(a) The undersigned hereby, jointly and severally with the other Guarantors absolutely, unconditionally and irrevocably guarantees, as a primary obligor and not merely as a surety, the full and punctual payment when due and performance, whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise, of all obligations of the Borrower and any other Guarantor now or hereafter existing, including, without limitation, all obligations under or in respect of the Loan Documents (including, without limitation, any extensions, increases, modifications, substitutions, amendments or renewals of any or all of the foregoing obligations), whether direct or indirect, absolute or contingent, and whether for principal, interest, premium, fees, indemnities, contract causes of action, costs, expenses or otherwise (such obligations being the “Guaranteed Obligations”), and agrees to pay any and all expenses (including, without limitation, fees and expenses of counsel) incurred by the Administrative Agent or any other Lender in enforcing any rights under this Guarantee Supplement, the Guarantee or any other Loan Document, to the extent reimbursable under Section 10.04 of the Term Loan Agreement. Without limiting the generality of the foregoing, the undersigned’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by the Borrower and any other Guarantor to the Lenders under or in respect of the Loan Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving the Borrower or such other Guarantor.

(b) The Administrative Agent and any other Lender, hereby confirms that it is the intention of all such Persons that this Guarantee Supplement, the Guarantee and the obligations of each Guarantor hereunder not constitute a fraudulent transfer or conveyance for purposes of any Debtor Relief Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to such Guarantor. To effectuate the foregoing intention, by acceptance of the benefits of this Guarantee Supplement and the Guarantee, the Lenders and the Guarantors hereby irrevocably agree that the obligations of each Guarantor under this Guarantee Supplement and the Guarantee at any time shall be limited to the maximum amount as will result in the obligations of such Guarantor under this Guarantee Supplement and the Guarantee not constituting a fraudulent transfer or conveyance or subject to avoidance under Debtor Relief Laws or any similar foreign, federal or state law, in each case applicable to such Guarantor.

(c) The undersigned hereby unconditionally and irrevocably agrees that in the event any payment shall be required to be made to any Lenders under this Guarantee Supplement, the Guarantee or any other guarantee, the undersigned will contribute, to the maximum extent permitted by applicable law, such amounts to each other Guarantor and any other Guarantor, as applicable, so as to maximize the aggregate amount paid to the Lenders under or in respect of the Loan Documents.

Section 2. Obligations Under the Guarantee. The undersigned hereby agrees, as of the date first above written, to be bound as a Guarantor by all of the terms and conditions of the Guarantee to the same extent as each of the other Guarantors thereunder. The undersigned further agrees, as of the date first above written, that each reference in the Guarantee to an “Additional Guarantor” or a “Guarantor” shall also mean and be a reference to the undersigned.

Section 3. Representations and Warranties. The undersigned hereby makes each representation and warranty set forth in Section 5 of the Guarantee to the same extent as each other Guarantor.

Section 4. Delivery by Telecopier. Delivery of an executed counterpart of a signature page to this Guarantee Supplement by telecopier or other electronic transmission shall be effective as delivery of an original executed counterpart of this Guarantee Supplement.

Section 5. Governing Law; Jurisdiction; Waiver of Jury Trial, Etc.

(a) THIS GUARANTEE SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE; PROVIDED THAT THE ADMINISTRATIVE AGENT AND EACH PARTY SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

(b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS GUARANTEE SUPPLEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN, CITY OF NEW YORK, OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS GUARANTEE SUPPLEMENT, EACH GUARANTOR, THE ADMINISTRATIVE AGENT AND EACH LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH GUARANTOR, THE ADMINISTRATIVE AGENT AND EACH LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO.

(c) EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02 OF THE TERM LOAN AGREEMENT. NOTHING IN THIS GUARANTEE SUPPLEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

(d) EACH PARTY HERETO HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Very truly yours,

[NAME OF ADDITIONAL GUARANTOR]

By:
Name:
Title:

Acknowledged and Agreed,

Morgan Stanley Senior Funding, Inc., as Administrative Agent

By:
Name:
Title:

EXHIBIT F-1

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Person Recipients That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Term Loan Agreement, dated as of March 16, 2015 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among Harris Corporation, a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto and Morgan Stanley Senior Funding, Inc., as Administrative Agent.

Pursuant to the provisions of Section 3.01 of the Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank for purposes of Section 881(c)(3)(A) of the Code, (iii) it is not a 10% shareholder of the Borrower within the meaning of Section 871(h)(3)(B) or Section 881(c)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation that is related to the Borrower within the meaning of Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its Foreign Person status on IRS Form W-8BEN, W-8BEN-E or any successor form thereto. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Agreement and used herein shall have the meanings given to them in the Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:                          , 20[    ]

F-1-1

EXHIBIT F-2

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Person Participant Recipients That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Term Loan Agreement, dated as of March 16, 2015 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among Harris Corporation, a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto and Morgan Stanley Senior Funding, Inc., as Administrative Agent.

Pursuant to the provisions of Section 3.01 of the Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank for purposes of Section 881(c)(3)(A) of the Code, (iii) it is not a 10% shareholder of the Borrower within the meaning of Section 871(h)(3)(B) or Section 881(c)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower within the meaning of Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its Foreign Person status on IRS Form W-8BEN, W-8BEN-E or any successor form thereto. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Agreement and used herein shall have the meanings given to them in the Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:                          , 20[    ]

F-2-1

EXHIBIT F-3

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Person Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Term Loan Agreement, dated as of March 16, 2015 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Harris Corporation, a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto and Morgan Stanley Senior Funding, Inc., as Administrative Agent.

Pursuant to the provisions of Section 3.01 of the Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business for purposes of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a 10% shareholder of the Borrower within the meaning of Section 871(h)(3)(B) or Section 881(c)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower within the meaning of Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Agreement and used herein shall have the meanings given to them in the Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:                              , 20[    ]

F-3-1

EXHIBIT F-4

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Person Recipients That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Term Loan Agreement, dated as of March 16, 2015 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Harris Corporation, a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto and Morgan Stanley Senior Funding, Inc., as Administrative Agent.

Pursuant to the provisions of Section 3.01 of the Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business for purposes of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a 10% shareholder of the Borrower within the meaning of Section 871(h)(3)(B) or Section 881(c)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower within the meaning of Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Agreement and used herein shall have the meanings given to them in the Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:                              , 20[    ]

F-4-1